Filed Pursuant to Rule 424(b)(5)
Registration No. 333-281084
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 29, 2024)
37,735,850 Shares

Common Stock
QXO, Inc. is offering 37,735,850 shares of its common stock, par value $0.00001 per share (“Common Stock”), pursuant to this prospectus supplement and the accompanying prospectus.
On March 20, 2025, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Beacon Roofing Supply, Inc., a Delaware corporation (“Beacon”), and Queen MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of QXO (“Merger Sub”), pursuant to which we agreed to acquire Beacon (the “Acquisition”).
We intend to use the net proceeds from this offering to pay a portion of the consideration for the Acquisition and to pay fees and expenses related to the Transactions described herein; however, this offering is not contingent upon the consummation of the Acquisition. If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”
Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “QXO.” On April 15, 2025, the last reported sale price of our Common Stock on the NYSE was $14.52 per share.
See “Risk Factors” beginning on page S-13 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement to read about factors you should consider before buying shares of our Common Stock.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$13.25	$500,000,012.50
Underwriting discounts and commissions(1)	$0.25	$9,433,962.50
Proceeds before offering expenses, to us	$13.00	$490,566,050.00

(1)	See “Underwriting” for additional information regarding total underwriter compensation.
We have granted the underwriters an option to purchase up to 5,660,377 additional shares of our Common Stock at the public offering price less underwriting discounts and commissions.
The underwriters expect to deliver the shares of Common Stock against payment in New York, New York on April 21, 2025.
Joint-Bookrunners and Managers

Morgan Stanley	Goldman Sachs & Co. LLC

Prospectus Supplement dated April 16, 2025.

Prospectus Supplement
Prospectus
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We have not, and the underwriters have not, authorized anyone to provide you with any information that is not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any such free writing prospectus is accurate only as of the date of the applicable document. Our business, financial condition, liquidity, results of operations and prospects, or those of Beacon, may have changed since those dates. We are not, and the underwriters are not, making an offer to sell these securities in any state or other jurisdiction where the offer and sale is not permitted.
The shares of Common Stock are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares of Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”
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ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
Unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, assumes that the underwriters of this Common Stock offering do not exercise their option to purchase additional shares of Common Stock. In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Transactions (as defined below).
USE OF NON-GAAP FINANCIAL INFORMATION
This prospectus supplement and the documents incorporated by reference herein include certain non-GAAP financial measures, including adjusted EBITDA, Covenant EBITDA, adjusted operating expense and adjusted net income (loss). For a discussion of the limitations of these measures, the rationales for using these measures and a reconciliation of these measures to the most directly comparable measures used in accordance with generally accepted accounting principles in the United States (“GAAP”), see “Summary—Summary Historical Consolidated Financial Information of Beacon” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beacon—Non-GAAP Financial Measures.”
MARKET AND INDUSTRY INFORMATION
Unless otherwise indicated, information contained in this prospectus supplement and the documents incorporated by reference herein concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on our general knowledge of and expectations concerning its operating environment. The market positions, shares, market sizes and growth estimates included or incorporated by reference in this prospectus supplement are based on estimates using our internal data and estimates, data from various third-party industry analyses, internal research and adjustments, and assumptions that we believe to be reasonable. We have not independently verified data from industry analyses and cannot guarantee their accuracy or completeness. In addition, we believe that data regarding the industry, market positions, shares, market sizes and growth estimates provide general guidance but are inherently imprecise. Further, our estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions. See “Forward-Looking Statements.” Accordingly, investors should not place undue reliance on this information.
TRADEMARKS AND TRADE NAMES
The name and mark, QXO and Beacon and other trademarks, trade names and service marks of QXO and Beacon appearing in this prospectus supplement are the property of QXO or Beacon or, as applicable, licensed to QXO or Beacon. This prospectus supplement also contains additional trade names, trademarks and service marks belonging to other companies. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.
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WHERE YOU CAN FIND MORE INFORMATION
As required by the Securities Act of 1933, as amended (the “Securities Act”), we filed a registration statement relating to the securities that may be offered pursuant to the accompanying prospectus with the SEC. The accompanying prospectus is a part of that registration statement, which includes additional information.
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file with the SEC annual, quarterly and current reports, proxy statements and other information. Such reports include our audited financial statements. Our publicly available filings can be found free of charge on the SEC’s website at www.sec.gov. Our filings may also be found free of charge on our corporate website at www.qxo.com/investors. Information on or accessible through our website does not constitute part of this prospectus supplement or accompanying prospectus (except for SEC reports expressly incorporated by reference herein).
As permitted by SEC rules, this prospectus supplement and accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus. In all cases, you should rely on the later information over different information included in this prospectus supplement and the accompanying prospectus. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus supplement and the accompanying prospectus:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed on March 4, 2025);
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the portions of our Definitive Proxy Statement on Schedule 14A (filed on April 2, 2025) that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024;

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our Current Reports on Form 8-K filed on January 7, 2025 (excluding the information disclosed pursuant to Item 7.01 and Exhibit 99.1 thereto), January 15, 2025, March 17, 2025, March 20, 2025, March 26, 2025 and April 16, 2025 (containing Item 8.01 and Item 9.01 information); and

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the description of our Common Stock contained in our Fifth Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to our Current Report on Form 8-K filed on June 6, 2024, including any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents that we subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the later of (1) the completion of the offering of the securities described in this prospectus supplement and (2) the date securities are no longer offered pursuant to this prospectus supplement, will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus.
You should not assume that the information in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in any document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement, modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.
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You may request a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:
QXO, Inc.
Attention: Chief Legal Officer
Five American Lane
Greenwich, CT 06831
(888) 998-6000
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FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets and goals, the expected timing of the closing of the Acquisition, the anticipated benefits of the Acquisition and expected future financial position and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others:
•	the risk that the Acquisition may not be completed on the anticipated terms in a timely manner or at all;
•	the failure to satisfy any of the conditions to the consummation of the Acquisition, including uncertainties as to how many of Beacon’s stockholders tender their shares in the tender offer;
•	the effect of the pendency of the Acquisition on each of QXO’s and Beacon’s business relationships with employees, customers or suppliers, operating results and business generally;
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the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring Beacon to pay a termination fee;

•	the possibility that the Acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities;
•	potential litigation and/or regulatory action relating to the Acquisition;
•	the risk that the anticipated benefits of the Acquisition may not be fully realized or may take longer to realize than expected;
•	the impact of legislative, regulatory, economic, competitive and technological changes;
•	QXO’s ability to finance the Acquisition, including the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Acquisition;
•	unknown liabilities and uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and
•	those risks and uncertainties set forth in the “Risk Factors” sections of this prospectus supplement and QXO’s Annual Report on Form 10-K for the year ended December 31, 2024.
Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO and Beacon do not undertake any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.
In this prospectus supplement, the terms “QXO,” the “Company,” “we,” “us” and “our” refer to QXO, Inc., unless otherwise specified or the context requires otherwise.
S-vi

SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference into this prospectus supplement. This summary does not contain all the information that you should consider before investing in our Common Stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the financial statements and related notes included or incorporated by reference into this prospectus supplement.
Our Company
QXO was created in 2024 to build a tech-forward leader in the approximately $800 billion Building Products Distribution sector. QXO was founded by Brad Jacobs, a serial entrepreneur with a strong track record of value creation. QXO is targeting tens of billions of dollars of annual revenue in the next decade through organic growth and accretive acquisitions, while driving margin expansion and profit increases through operational transformation. QXO has raised approximately $6 billion in equity capital to fund its business plan.
Over the course of his career prior to QXO, Mr. Jacobs started five highly successful companies that he and his teams built into billion dollar or multi-billion dollar publicly-traded enterprises. These include XPO, Inc. (NYSE:XPO), GXO Logistics, Inc. (NYSE:GXO), RXO, Inc. (NYSE:RXO), United Rentals (NYSE:URI) and United Waste Systems. In 2024, QXO recruited a number of experienced executives to execute on a business plan involving the acquisition, transformation and integration of companies in the Building Products Distribution sector in North America and Western Europe. Our team members have differentiated experience executing on acquisitions, integrating acquired businesses and driving transformation, at scale, to maximize profits.
On March 20, 2025 we entered into the Merger Agreement to acquire Beacon for $124.35 per share in cash for a total transaction value of approximately $11 billion, including all its outstanding debt. Beacon is the leading publicly-traded specialty wholesale distributor of roofing and complementary building products, including waterproofing products, in North America. Beacon has served the building industry for over 95 years and, as of December 31, 2024, operated 586 branches throughout all 50 states in the U.S. and seven provinces in Canada. Beacon offers an extensive range of high-quality professional grade exterior products and serves approximately 110,000 residential and non-residential customers. Using its fleet of over 2,400 trucks, Beacon makes approximately 1.4 million annual customer deliveries. Beacon is diversified both in its sales mix, consisting of approximately 50% residential roofing, 30% commercial roofing and 20% complementary products, and in its end markets mix, consisting of approximately 80% non-discretionary repair and remodel (“R&R”) spend and 20% new construction.
Beacon’s scale and leading position in the roofing and complementary Building Products Distribution market makes it the ideal initial acquisition for QXO’s value creation playbook. Roofing is a highly attractive vertical, as the vast majority of the revenues are derived from non-discretionary R&R activities, reducing exposure to economic cycles. In addition, Beacon’s supplier and customer base is predominantly U.S.-based, reducing the impact of tariffs and other geopolitical uncertainties. We intend to enhance organizational design, optimize the supply chain and drive commercial excellence, deploying technology across these initiatives. Our strategy is aimed at increasing customer satisfaction, growing revenue in excess of the industry rate, significantly expanding operating margin with a goal over time of doubling the EBITDA at Beacon, as well as to pursuing additional transformational M&A.
Our Industry
Building Products Distribution
Building Products Distribution is a large industry, with approximately $800 billion in annual revenue in 2024, split roughly equally between North America and Western Europe. The industry is characterized by a mix of national, multi-regional and local distributors, with a fragmented customer base. Building Products Distribution benefits from powerful growth tailwinds. In the United States, we believe the supply of homes is approximately four million units short of demand. There are also strong tailwinds for residential R&R activity. The average age of an existing single-family home in the United States is over 40 years, which creates ongoing demand for repairs. In the non-residential space, the average structure is even older at over 50 years, requiring greater levels of ongoing maintenance and refurbishment. Further, there is good visibility into infrastructure spending across North America and Europe. In North America alone, an additional $2 trillion of spending is expected to be required over the next two decades to keep the infrastructure safe.

Building Products Distribution is an industry where scale offers key advantages. Larger distributors have greater purchasing power, which allows them to pass through higher cost savings to customers. Larger distributors also have the resources to invest in differentiating technology. These factors drive a virtuous cycle of market share gains and fixed cost leverage. At the same time, the Building Products Distribution industry is highly fragmented, with over 7,000 distributors in North America and approximately 13,000 in Europe. This fragmentation presents an attractive opportunity for consolidation in the industry.
North American Roofing and Complementary Products
Specialty distributors of roofing and complementary building products serve the critical role of facilitating supply chain relationships between a small number of manufacturers and thousands of local, regional and national contractors. The distributor is a value-added partner who can advise contractors on job-specific residential or commercial product bundles and provide last-mile delivery and logistics services. Distributors may also extend trade credit and use digital platforms to aid customers in optimizing their businesses.
We estimate the roofing distribution market and related complementary products in the U.S. and Canada to be an approximately $65 billion segment. The core roofing market across residential and commercial roofing represents approximately $37 billion of annual sales, with a 3% to 5% long-term annual market growth outlook, according to a third-party industry report. Additionally, we believe the distribution market for complementary building products, including siding, waterproofing, plywood / oriented strand board and windows and doors, represents approximately $28 billion in annual sales, according to our internal estimates. We believe that the market for these complementary products will grow faster than the rest of the roofing products industry at a rate of 4% to 6% per annum.
Favorable Long-Term Industry Fundamentals
The roofing distribution industry benefits from several favorable long-term sector fundamentals, most notably a significant concentration in R&R spend, which constitutes approximately 80% of industry revenue. Of the revenue that is derived from R&R spend, approximately 94% is considered non-discretionary and driven by leaks, age, weather damage and deterioration. Growth in the weather event-driven portion of demand has increased as severe weather events quadrupled in frequency and doubled in economic impact over the last 20 years. Further, the average age of the U.S. domestic housing stock is more than 40 years old, providing continued demand for roofing repair and replacement.
The remaining 20% of industry revenue is from new construction activity which is expected to benefit from the estimated domestic housing shortage of four million units. This equates to an approximately eight-year backlog at current build rates. Other secular trends supporting long-term fundamentals include increasing regulatory and insurance requirements, which drive the need for waterproofing and preventative restoration.
Our Strengths
We believe that our acquisition of Beacon, combined with our differentiated ability to optimize and integrate businesses to drive margin expansion and cash flow growth, establishes us as the leader in the building products distribution industry with the following key strengths:
Industry-Leading North American Distribution Platform for Exterior Building Products
Beacon is the second largest specialty wholesale distributor of roofing and complementary building products, including waterproofing products, across North America. Beacon has served the building industry for over 95 years and, as of December 31, 2024, operated 586 branches throughout all 50 states in the U.S. and seven provinces in Canada.
Beacon is strategically focused on two core markets, residential and non-residential roofing, along with complementary building products such as siding and waterproofing that are often utilized by roofing and other specialty contractors. Beacon has one of the most extensive offerings of high-quality professional grade exterior products comprising over 135,000 SKUs and serves approximately 110,000 residential and non-residential customers, helping them save time, improve efficiency and enhance productivity.
As a distributor, Beacon’s national scale, networked model and specialized capabilities are competitive advantages, providing strong value for both customers and suppliers.

Resilient Long-Term Financial Profile
In 2024, Beacon achieved revenue of $9.8 billion, net income of $361.7 million and Covenant EBITDA of $1,076.2 million. See “—Summary Historical Consolidated Financial Information of Beacon” for a reconciliation of Covenant EBITDA to net income. Beacon’s financial profile is resilient, underpinned by the non-discretionary demand dynamics of the industry, along with an inherently countercyclical cash flow profile.
Since 2007, Beacon has experienced consistent revenue growth through economic cycles with organic revenue never declining more than two years in a row. Revenue held steady during the Financial Crisis, a housing-led recession, while adjusted EBITDA increased. Additionally, adjusted EBITDA growth has outpaced revenue growth since 2007.
Beacon is able to release working capital during a slowdown or contraction. In addition, its capital expenditures have been consistently less than or equal to approximately 2% of revenue.
Proven Ability to Optimize and Integrate Businesses
Our team members have differentiated experience optimizing and integrating operations to maximize revenue growth and operating margins. Over the course of his career prior to QXO, our Chairman and Chief Executive Officer, Brad Jacobs, started five highly successful public companies and, together with his teams, built each of them into a billion dollar or multi-billion dollar enterprise. These include XPO, Inc. (NYSE:XPO), GXO Logistics, Inc. (NYSE:GXO), RXO, Inc. (NYSE:RXO), United Rentals (NYSE:URI) and United Waste Systems.
He and his teams achieved this success by integrating a large number of acquisitions, deploying technology to drive organic growth and delivering on a culture of world-class service and accountability. For example, in 2015, XPO made two large and transformative acquisitions. Norbert Dentressangle was an iconic transportation and logistics company in Europe, and Con-Way was one of the largest less-than-truckload freight carriers in North America. XPO integrated both acquisitions simultaneously and efficiently into a cohesive global organization, improving profitability and cash flows.
Highly Experienced and Proven Leadership Team
QXO features a uniquely experienced leadership team that has driven organizational change and operational improvements across a number of companies. We believe our team is highly capable of delivering strong operational performance as a result of this experience.

Led by Chairman and Chief Executive Officer Brad Jacobs, the core executive team is comprised of senior professionals, many of whom have worked with Mr. Jacobs previously, and all whom bring relevant differentiated experience:
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Josephine Berisha, Chief Human Resources Officer, formerly served as Chief Human Resources Officer of XPO and held leadership roles at Morgan Stanley for 16 years, where she oversaw incentive compensation and performance management;

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Jeff England, Chief Supply Chain Officer, formerly served as Chief Supply Chain Officer at Genuine Parts Company. Earlier, he spent 18 years at Walmart, where he led major transformations of supply chain and operations;

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Ihsan Essaid, Chief Financial Officer, formerly served as Global Head of M&A at Barclays, a UK-based global investment bank. Previously, Mr. Essaid was a senior M&A professional at Credit Suisse and Perella Weinberg. He has approximately 30 years of investment banking experience advising and financing clients in various sectors;

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Matt Fassler, Chief Strategy Officer, formerly served as Chief Strategy Officer at XPO, where he spearheaded strategic transformation. Earlier, he was a Goldman Sachs Managing Director and Consumer Business Unit Leader in Global Investment Research;

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Austin Landow, Executive Vice President. Managing Director of Jacobs Private Equity. He led execution of the spin-offs of GXO Logistics and RXO from XPO, where he was employed from 2019 to 2023. He had previously worked at Stockbridge Capital and Cerberus;

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Val Liborski, Chief Technology Officer, formerly served as chief technology officer of Yahoo. Earlier, he served as chief technology officer of HelloFresh and held senior leadership positions at Amazon Web Services and Microsoft;

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Mark Manduca, Chief Investment Officer, formerly served as CIO of GXO Logistics and as a Managing Director in equity research at Citigroup in London. Earlier, he led various sector-specific research teams for Bank of America Merrill Lynch;

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Eduardo Pelleissone, Chief Transformation Officer, formerly led operations in the Americas and Asia Pacific for GXO Logistics from 2021 to 2024, after serving as chief transformation officer for XPO. Prior to XPO, he held various leadership roles across 3G companies and formerly served as CEO of America Latina Logistica SA and COO of Kraft Heinz;

•	Ashwin Rao, Chief Artificial Intelligence Officer, formerly served as VP of AI at Target Corporation. He has 14 years of experience in Derivatives Trading at Goldman Sachs and Morgan Stanley;
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Luke Scott, Executive Vice President, Sales Enablement, formerly led merchandising strategy at 7-Eleven convenience stores, where he increased margin by optimizing pricing and product mix. Earlier, Scott was a partner at Boston Consulting Group, where he specialized in large-scale consumer and retail transactions;

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Chris Signorello, Chief Legal Officer, formerly served as Deputy General Counsel and Chief Compliance Officer at XPO. Earlier, he held senior leadership positions at industrial and consumer products leader Henkel Corporation; and

•	Sean Smith, Chief Accounting Officer and Deputy Chief Financial Officer, has more than two decades of senior financial experience across multiple industries, including at XPO, Chewy and KPMG.
Our Strategy
Our goal is to create the leading public company within the Building Products Distribution industry. We intend to achieve this by leveraging our clearly-defined strategies:
Deploy Foundational Actions to Drive Improvements in Beacon’s Existing Operations
We will apply our proven strategy to drive revenue, margin and free cash flow. We will lead with technology, building and buying world-class systems that enhance visibility across the organization, its suppliers and its customers in order to deliver attractive and immediate return on investment. We will prioritize customer satisfaction, optimizing our go-to-market strategy based on end-to-end digital customer, focusing on delivering superior service with on-time / in-full fulfillment. We will seek to create a culture of accountability throughout our organization.
Enhance Market Share Growth through Commercial Excellence Initiatives and Greenfield Developments
We will deploy a number of key initiatives to improve our revenue growth, including: optimizing assortment; improving inventory planning to drive pinpoint coverage by item, customer segment, and location; optimizing pricing; and driving salesforce excellence, including segmenting salesforce coverage based on customer needs and aligning incentives with the most critical key performance indicators. We will aim to accelerate growth in product lines complementary to roofing (for example, waterproofing, insulation and siding); expand our private label offerings; and increase our penetration of digital sales. We will deploy technology-driven solutions to drive revenue, including AI-led solutions to enhance lead generation, AI-led data analysis to better understand price elasticity, and AI-driven predictive analytics to improve inventory forecast accuracy by SKU.
Deliver Margin Expansion via Organizational Redesign, Supply Chain Initiatives and Inventory Planning
We will seek to improve customer service and enhance our cost structure to drive increased agility by reassessing organizational design, reducing management layers and standardizing branch- and warehouse level operating models.
We intend to increase G&A cost efficiency by deploying a zero-based budgeting approach to cost centers including travel and entertainment, IT maintenance and personnel services, and outsourcing select back-office functions where appropriate. We will deploy our considerable experience in logistics to optimize our network, by determining the optimal number, size and location of facilities to remove overlap and drive branch-level returns; measuring routes and service against miles driven and fleet utilization; addressing warehouse operational excellence through standardized shipping and handling processes; and increasing the use of cutting edge route optimization software to enhance fleet utilization and the customer delivery experience. We intend to grow revenue faster than industry rates.
Pursue Accretive M&A Using Our Proven Strategy and Diversify Our Platform into High-Growth Adjacencies within Building Product Distribution
We will look to complete strategic, transformative acquisitions to deliver above-market growth for QXO in the Building Products Distribution industry. Within roofing, we believe there is a compelling opportunity to continue the consolidation effort that Beacon has historically pursued. We believe that approximately 30% of the roofing supply industry remains fragmented, held by over 500 dealers that remain locally competitive. We see extensive M&A opportunities in complementary categories, including insulation, siding and waterproofing, among others. Outside of roofing, we expect to continue to evaluate acquisition opportunities in the remainder of the approximately $800 billion Building Products Distribution industry across North America and Western Europe.
Recent Developments
Agreement to Acquire Beacon
On March 20, 2025, QXO entered into the Merger Agreement with Beacon and Merger Sub, pursuant to which QXO agreed to acquire Beacon. The Acquisition is expected to close around the end of April, subject to a majority of Beacon shares tendering in the Tender Offer (as defined below) and other customary closing conditions.
Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, on March 31, 2025, QXO amended its previously commenced tender offer, which was commenced on January 27, 2025 and contemplated a purchase of all of the outstanding shares of common stock, par value $0.01 per share, of Beacon at a price of $124.25 per share (such offer, as amended prior to the execution of the Merger Agreement, the “January Offer”), to increase the purchase price of the Beacon shares to $124.35 per share (such amount, the “Offer Price”) in cash, without interest, and to make such other amendments to reflect the execution, terms and other conditions of the Merger Agreement (together with the January Offer, the “Tender Offer”). The Tender

Offer will remain open until 5:00 p.m., New York City time, on April 21, 2025, subject to potential extensions of the Tender Offer. The consummation of the Tender Offer is subject to customary closing conditions, including (i) that in the Tender Offer, there shall have been validly tendered and not validly withdrawn prior to the expiration of the Tender Offer, when added to the number of Beacon shares then owned by QXO and Merger Sub, a majority of the Beacon shares outstanding (determined on a fully diluted basis), (ii) the receipt of required regulatory approvals, (iii) the absence of any law, order, injunction or decree in effect that restrains, enjoins or otherwise prohibits consummation of the Tender Offer or the Acquisition and (iv) the non-occurrence of a Company Material Adverse Effect (as defined in the Merger Agreement).
Following consummation of the Tender Offer and, subject to the satisfaction or waiver of certain customary conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Beacon, with Beacon surviving as a wholly owned subsidiary of QXO. We have obtained all necessary regulatory approvals for the Acquisition.
The Merger Agreement contains customary representations, warranties and covenants of Beacon, QXO and Merger Sub. The Merger Agreement contains certain customary termination rights in favor of each of Beacon and QXO.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of the agreement, which is filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on March 20, 2025.
There can be no assurance that the Acquisition will occur on or before a certain time, on the terms described in this prospectus supplement, or at all. See “Risk Factors—Risks Related to the Pending Acquisition of Beacon—The Acquisition may not be completed within the expected timeframe, or at all, and the failure to complete the Acquisition could impact our stock price and our future business and financial results.”
Debt Financings
We intend to obtain or otherwise incur approximately $4.9 billion of secured indebtedness to finance a portion of the consideration for the Acquisition, to refinance certain indebtedness in connection with the Acquisition and to pay fees and expenses related to the Transactions (the “Debt Financings”). Assuming this offering is completed, we currently expect that the Debt Financings will include: (i) a $3.0 billion term loan facility (the “Term Facility”), (ii) $1.5 billion of senior secured notes (the “Notes”) and (iii) a $1.75 billion asset-based revolving credit facility (the “ABL Facility” and, together with the Term Facility, the “Credit Facilities”), under which we expect to draw $400.0 million to consummate the Acquisition.
In connection with commencing the Tender Offer, on January 13, 2025, we entered into commitment letters with Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and Mizuho Bank, Ltd. (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties committed to provide up to $6.5 billion of funded indebtedness (the “Committed Financing”) in the form of term loans and bridge loans to finance the Acquisition and a $1.75 billion asset-based revolving credit facility, subject to the terms and conditions set forth therein. If we do not generate sufficient net proceeds from this offering of Common Stock and the expected offering of Notes, we may be required to utilize a greater portion of the Committed Financing, including drawing on the bridge loans.
There can be no assurance that the Debt Financings will be completed on the terms described in this prospectus supplement, or at all. The completion of this offering is not contingent on the completion of the Debt Financings or the Acquisition. Accordingly, even if the Acquisition or any or all of the Debt Financings do not occur, the shares of Common Stock sold in this offering will remain outstanding, and investors will not have any rights to require us to repurchase, redeem or repay any shares of Common Stock sold in this offering. If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. We do not expect any debt under the Credit Facilities will be incurred or the Notes will be issued if the Acquisition is not consummated. This prospectus supplement is not an offer to sell or a solicitation of offer to purchase with respect to the potential offering of Notes.
Private Placement
On March 17, 2025, QXO entered into purchase agreements (together, the “Purchase Agreements”) with certain institutional investors named therein, pursuant to which we agreed to issue and sell to such investors in a private placement (the “Private Placement”) approximately 67.5 million shares (the “Shares”) of Common Stock, at a purchase price of $12.30 per share. The aggregate gross proceeds from the Private Placement is expected to be approximately $830 million, before deducting agent fees and offering expenses. The closing of the Private Placement is contingent upon the concurrent consummation of the Acquisition. We expect to use the net proceeds from the Private Placement to pay a portion of consideration for the Acquisition and to pay fees and expenses related to the Transactions.
The Purchase Agreements contain customary representations, warranties and agreements by the parties, indemnification obligations of QXO, including for liabilities under the Securities Act, and other obligations of the parties. In addition, the Purchase Agreements provide certain registration rights, pursuant to which we have agreed to register the resale of the Shares. We are required to use commercially reasonable efforts to file a prospectus supplement with the SEC covering the resale of the Shares within 30 days following the closing of the Private Placement.
The Transactions
In this prospectus supplement, the “Transactions” refers, collectively, to: (i) the consummation of this offering of Common Stock and the application of net proceeds as described under “Use of Proceeds,” assuming the consummation of the Acquisition; (ii) the consummation of the Debt Financings and the application of net proceeds to pay a portion of the consideration for the Acquisition, to refinance certain indebtedness in connection with the Acquisition and to pay fees and expenses related to the Transactions; (iii) the consummation of the Private Placement and the application of the net proceeds to pay a portion of the consideration for the Acquisition and to pay fees and expenses related to the Transactions; and (iv) the consummation of the Acquisition.
Corporate Information
Our principal executive offices are located at Five American Lane, Greenwich, Connecticut 06831. Our telephone number is (888) 998-6000. Our website is www.qxo.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus (except for SEC reports that are expressly incorporated by reference herein).

THE OFFERING
Issuer
QXO, Inc.
Securities offered
37,735,850 shares of Common Stock.
Option to purchase additional shares of Common Stock
We have granted the underwriters an option to purchase up to 5,660,377 additional shares of Common Stock at the public offering price less underwriting discounts and commissions. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement.
Shares of Common Stock to be outstanding after this offering
447,166,045 shares of Common Stock (or 452,826,422 shares of Common Stock if the underwriters exercise in full their option to purchase additional shares).
Use of proceeds
We expect to receive net proceeds from this offering of approximately $[  ] million (or approximately $[  ] million if the underwriters exercise in full their option to purchase additional shares) after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to pay a portion of the consideration for the Acquisition and to pay fees and expenses related to the Transactions. If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”
Risk factors
Investing in our Common Stock involves significant risks. See “Risk Factors” in this prospectus supplement, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock.
NYSE symbol
“QXO.”
The number of shares of Common Stock to be outstanding immediately after this offering is based on 409,430,195 shares outstanding as of December 31, 2024 and gives effect to the issuance of 37,735,850 shares of Common Stock (or 43,396,227 shares of Common Stock if the underwriters exercise in full their option to purchase additional shares) in this offering and the issuance of 67,528,459 Shares in the Private Placement, and excludes:
•	21,890,000 shares of Common Stock issuable upon vesting of restricted stock units (“RSUs”) or performance-based restricted stock units (“PSUs”) outstanding as of December 31, 2024;
•	approximately 8,100,000 shares of Common Stock that were available for issuance under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan as of December 31, 2024;
•
approximately 18,000,000 shares of Common Stock issuable upon the exercise and/or vesting of equity awards expected to be granted in connection with the Acquisition to replace certain outstanding Beacon equity awards;

•	219,010,074 shares of Common Stock issuable upon conversion of shares of our Convertible Perpetual Preferred Stock outstanding as of December 31, 2024;

•	219,010,074 shares of Common Stock issuable upon the exercise of our warrants outstanding as of December 31, 2024, at a weighted-average exercise price of $7.42 per share; and
•	42,000,000 shares of Common Stock issuable upon the exercise of our pre-funded warrants outstanding as of December 31, 2024, at a weighted-average exercise price of $0.00001 per share.
Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding warrants or vesting of outstanding RSUs or PSUs after December 31, 2024 and no exercise by the underwriters of their option to purchase additional shares of our Common Stock.

Summary Historical and Unaudited Pro Forma Financial Information of QXO
The following table presents summary historical consolidated financial information for QXO and unaudited pro forma combined financial information for QXO and Beacon as of the dates and for the periods indicated.
The summary historical consolidated statements of operations data for the years ended December 31, 2024 and 2023 and the consolidated balance sheet data as of December 31, 2024 and 2023 presented below have been derived from QXO’s audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated statements of operations data for the year ended December 31, 2022 below have been derived from QXO’s audited consolidated financial statements not incorporated by reference in this prospectus supplement. The information set forth below should be read together with the other information contained in QXO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 incorporated by reference into this prospectus supplement.
The unaudited pro forma combined financial information is based upon the historical consolidated and combined financial information of QXO and Beacon, after giving effect to the Transactions as if the Transactions had occurred on January 1, 2024, in the case of statement of operations data, or on December 31, 2024, in the case of balance sheet data. The unaudited pro forma combined financial information should be read in conjunction with the financial statements presented in “Unaudited Pro Forma Combined Financial Information” and related notes thereto incorporated by reference in this prospectus supplement. The unaudited pro forma financial information is presented for illustrative purposes only, includes various estimates that are subject to change and is not necessarily indicative of the operating results or financial condition that would have been achieved if the Transactions had been consummated on the dates indicated and is not indicative of future operating results.

	Pro Forma Combined(1)	QXO, Inc.
	Year ended December 31, 2024	Year ended December 31,
(in millions, except share data)		2024	2023	2022
Statement of Operations Data:
Revenue:
Net sales	$9,820.1	$56.8	$54.5	$45.0
Cost of products sold	7,320.4	33.9	32.9	27.0
Gross profit	2,499.7	22.9	21.6	18.0
Total operating expense	2,431.3	93.9	23.0	18.4
Interest expense, financing costs and other, net	209.5	(121.8)	—	0.1
Provision for (benefit from) for income taxes	(29.4)	22.8	(0.3)	(0.2)
Net income (loss)	$(111.7)	$28.0	$(1.1)	$(0.3)

	Pro Forma Combined(1)	As of December 31,
(in millions)	As of December 31, 2024	2024	2023
Balance Sheet Data:
Cash and cash equivalents	$566.0	$5,068.5	$6.1
Total assets	15,419.8	5,098.3	20.5
Total liabilities	8,916.6	45.4	13.0
Total stockholders’ equity	6,503.2	5,052.9	7.5

(1)	Pro forma combined assumes gross proceeds of $600.0 million from an offering of our Common Stock and $4.8 billion in indebtedness incurred under the Debt Financings.

Summary Historical Consolidated Financial Information of Beacon
The following table presents selected historical consolidated financial information for Beacon as of the dates and for the periods indicated. We have derived the consolidated statement of operations data for the fiscal years ended December 31, 2024, 2023 and 2022 and the consolidated balance sheet data as of and for the years ended December 31, 2024 and 2023 from Beacon’s audited consolidated financial statements, which are incorporated by reference into this prospectus supplement.
Beacon’s historical results for the periods indicated below are not necessarily indicative of the results that may be expected for any future period following the Acquisition. See “Risk Factors—Risks Related to the Pending Acquisition of Beacon—The historical consolidated financial information of Beacon and the unaudited pro forma information included and incorporated by reference in this prospectus supplement may not be a reliable indicator of future results.” The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beacon” and the other information contained in Beacon’s audited combined financial statements and “Unaudited Pro Forma Combined Financial Information,” in each case incorporated by reference into this prospectus supplement.

	Year Ended December 31,
(in millions)	2024	2023	2022
Income Statement Data:
Revenue:
Net sales	$9,763.2	$9,119.8	$8,429.7
Cost of products sold	7,258.4	6,777.1	6,194.2
Gross profit	2,504.8	2,342.7	2,235.5
Operating expense:
Selling, general and administrative	1,637.6	1,454.3	1,372.9
Depreciation	109.9	91.2	75.1
Amortization	91.9	85.0	84.1
Total operating expense	1,839.4	1,630.5	1,532.1
Income (loss) from operations	665.4	712.2	703.4
Interest expense, financing costs and other, net	177.3	126.1	83.7
Loss on debt extinguishment	2.4	—	—
Income (loss) before provision for income taxes	485.7	586.1	619.7
Provision for (benefit from) income taxes	124.0	151.1	161.3
Net income (loss)	$361.7	$435.0	$458.4
Other Financial Data:
Adjusted EBITDA(1)	$930.2	$929.6	$910.0
Covenant EBITDA(1)	1,076.2

	As of December 31,
(in millions)	2024	2023
Balance Sheet Data:
Cash and cash equivalents	$74.3	$84.0
Total assets	6,953.6	6,207.7
Total liabilities	4,961.1	4,384.2
Total stockholders’ equity	1,992.5	1,823.5

(1)
Adjusted EBITDA is defined as net income (loss), excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below). Covenant EBITDA reflects additional adjustments that are expected to be permitted to be included in an adjusted consolidated EBITDA measure in the debt agreements that will govern the Credit Facilities and the Notes.

These supplemental non-GAAP measures are used to evaluate financial performance, analyze the underlying trends in the business, establish operational goals and forecasts that are used when allocating resources and assess compliance with the covenants in our debt agreements. We believe these non-GAAP measures are useful because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.
These non-GAAP measures are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.
The impact of the following expense (income) items is excluded from each of our non-GAAP measures (the “adjusting items”):
•
Acquisition costs. Represent certain direct and incremental costs related to acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs. Acquisition costs are impacted by the timing and size of the acquisitions. Acquisition costs are excluded from the non-GAAP financial measures to provide a useful comparison of operating results to prior periods and to peer companies because such amounts vary significantly based on the magnitude of the acquisition and do not reflect core operations.

•
Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of divestitures; costs related to changing our fiscal year end; amortization of debt issuance costs; debt refinancing and extinguishment costs; abandoned lease costs; and costs associated with responding to unsolicited acquisition proposals and attempts to acquire control of the company. Restructuring costs are excluded from the non-GAAP financial measures, as such items vary significantly based on the magnitude of the restructuring activity and also do not reflect expected future operating expenses. Additionally, these costs do not necessarily provide meaningful insight into the current or past core operations of the business.

•
COVID-19 impacts. Represent costs directly related to the COVID-19 pandemic. Beginning January 1, 2023, we determined COVID-19 impacts should no longer be considered an adjusting item. This change was applied prospectively.

The following is a reconciliation of net income (loss) to Beacon adjusted EBITDA and Covenant EBITDA for the periods presented below:

	Year ended December 31,
(in millions)	2024	2023	2022
Net income (loss)	$361.7	$435.0	$458.4
Interest expense, net	182.7	131.9	86.3
Income taxes	124.0	151.1	161.3
Depreciation and amortization	201.8	176.2	159.2
Stock-based compensation	31.0	28.0	27.6
Acquisition costs	12.0	6.9	6.3
Restructuring costs	17.0	0.5	8.9
COVID-19 impacts	—	—	2.0
Adjusted EBITDA	$930.2	$929.6	$910.0
Synergies and cost savings(a)	146.0
Covenant EBITDA	$1,076.2
(a)
Represents estimated synergies and cost savings, which include an estimated $108.0 million for organizational re-design, $36.0 million for procurement, $41.0 million in network consolidation and $11.0 million for inventory management, in each case, expected to be realized within 24 months, less an estimated $50.0 million in general and administrative expenses. These estimates are based on the current estimates of the Issuer, but they involve risks, uncertainties, assumptions and other factors that may cause actual results, performance or achievements of the Issuer to be materially different from any future results, performance or achievements expressed or implied by estimates. We may be required to make additional expenditures to achieve such expected synergies and cost savings. However, the presentation of Covenant EBITDA does not reflect any expenditures. In addition, we may not fully realize such expected synergies and cost savings after consummation of the Transactions within the time periods expected or at all. Accordingly, you should not view our presentation of Covenant EBITDA as a projection that we will achieve these synergies and cost savings but rather only as an indication of our current expectations and to show how EBITDA will be calculated for the purposes of covenant compliance in the indenture that will govern the Notes and the credit agreement that will govern the Credit Facilities. This information is speculative in nature and it can be expected that some or all of the assumptions underlying the information described above may not materialize or may vary significantly from actual results. We undertake no obligation to update publicly any such statement for any reason after the date of this prospectus supplement to conform these statements to actual results or to changes to our expectations. See “Risk Factors—Risks Related to the Pending Acquisition of Beacon—We may be unable to integrate Beacon successfully and realize the anticipated benefits of the Acquisition.”

RISK FACTORS
An investment in our Common Stock involves significant risks. You should carefully consider the risks described below, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before you decide to invest in our Common Stock. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition, operating results and prospects, as well as the value of our Common Stock.
Risks Related to QXO
Risks Related to Our Common Stock and this Offering
The market price of our Common Stock has been and may continue to be highly volatile, and you could lose all or a substantial portion of your investment.
The trading price of our Common Stock has been and may continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control and may not be related to our operating performance. Our Common Stock has a concentrated ownership among our significant stockholders and, as a result, our Common Stock may be less liquid and have greater stock price volatility than the common stock of companies with broader public ownership.
Our stock price could be subject to wide fluctuations in response to a variety of factors, including:
•	whether we achieve our anticipated corporate objectives;
•	changes in financial or operational estimates or projections;
•	termination of lock-up agreements or other restrictions on the ability of our stockholders and other security holders to sell our securities; and
•	general economic or political conditions in the United States or elsewhere.
In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. Such rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Stock. This volatility may prevent you from being able to sell your shares of Common Stock at or above the price you paid for them.
Sales of substantial amounts of our Common Stock in the public markets, or the perception that such sales might occur, could cause the market price of our Common Stock to decline significantly, even if our business is doing well.
Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.
Sales of our Common Stock by current stockholders may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate, and make it more difficult to sell shares of our Common Stock. We have filed a registration statement and prospectus supplement registering the resale of 789,549,465 shares of Common Stock held by, or issuable upon conversion or exercise of securities held by, stockholders party to certain agreements with QXO providing them with registration rights. In addition, we have agreed to file a prospectus supplement within 30 days following the closing of the Acquisition to register the resale of 67,528,459 shares of Common Stock we agreed to sell to certain investors in the Private Placement. Substantial sales of securities by these stockholders and investors, or the perception that substantial sales will be made in the public market, could have a material adverse effect on the market price for our Common Stock.

In addition, pursuant to QXO’s registration rights agreement with Jacobs Private Equity II, LLC (“JPE”) and certain other investors party thereto, JPE has certain demand registration rights that may require us to conduct underwritten offerings of shares. Any shares of Common Stock sold in these offerings will be freely tradable. In the event such registration rights are exercised and a large number of shares of Common Stock is sold, such sales could reduce the trading price of our Common Stock. These sales also could impede our ability to raise future capital.
We have also registered on Form S-8 all shares of Common Stock that are issuable under our 2024 Omnibus Incentive Compensation Plan. In addition, we plan to register on Form S-8 all shares of Common Stock that are issuable upon the exercise and/or vesting of equity awards expected to be granted in connection with the Acquisition to replace certain outstanding Beacon awards. As a consequence, these shares can be freely sold in the public market upon issuance. Any sales of shares by these stockholders could have a negative impact on the trading price of our Common Stock and result in dilution.
An active, liquid trading market for our Common Stock may not develop or, if developed, may not be sustained.
There has been limited trading volume of our Common Stock since we began trading on Nasdaq and, following the transfer of our listing in January 2025, the NYSE. An active, liquid trading market for our Common Stock may not be sustained. The lack of an active market may reduce the market price of our Common Stock, and you may not be able to sell your shares at an attractive price, or at all. An inactive market may also impair our ability to raise capital by selling shares of our Common Stock in the future and may impair our ability to enter into strategic collaborations or acquire companies by using our shares of Common Stock as consideration.
If too few securities or industry analysts publish research, or publish inaccurate or unfavorable research, about our business, the price of our Common Stock and our trading volume could decline.
The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If too few securities or industry analysts commence coverage of QXO, the trading price for our Common Stock would likely be negatively affected. Furthermore, if one or more of the analysts who cover us downgrade us or publish inaccurate or unfavorable research about our business, the price of our Common Stock would likely decline. If one or more of these analysts cease coverage of QXO or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause the price of our Common Stock and trading volume to decline.
We currently do not intend to pay dividends on our Common Stock in the foreseeable future. As a result, your ability to achieve a return on your investment may depend on appreciation in the market price of our Common Stock.
We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our Common Stock in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must for the foreseeable future rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
Raising additional equity capital from public or private markets to pursue our business plan may cause our existing holders of Common Stock to experience substantial dilution or their shares to have a significant decline in trading price.
We may raise additional equity capital from public or private markets to pursue our business plan for acquisitions, to repay debt or for general corporate purposes. Any future significant issuances of Common Stock could result in dilution to our existing holders of Common Stock. Moreover, any significant issuances of Common Stock or securities convertible into, or exercisable or exchangeable for, our Common Stock could result in a substantial decline in the trading price of our Common Stock. As a result, our common stockholders would experience immediate dilution upon the purchase of any shares of our Common Stock sold at such a discount. In addition, the perception that new issuances of our securities could occur could adversely affect the market price of our Common Stock.

Anti-takeover provisions contained in our Charter and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
Our Fifth Amended and Restated Certificate of Incorporation (the “Charter”) and amended and restated bylaws contain, and the General Corporation Law of the State of Delaware (the “DGCL”) contains, provisions which could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions provide for the following:
•	the right of JPE to designate a majority of our board of directors;
•	the ability of our remaining directors to fill vacancies on our board of directors;
•	limitations on stockholders’ ability to call a special stockholder meeting or act by written consent;
•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;
•	the right of our board of directors to issue preferred stock without stockholder approval; and
•	the limitation of liability of, and provision of indemnification to, our directors and officers.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. In addition, we are subject to Section 203 of the DGCL, which could have the effect of delaying or preventing a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with persons that acquire, more than 15% of the outstanding voting stock of a Delaware corporation may not engage in a business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or any of its affiliates becomes the holder of more than 15% of the corporation’s outstanding voting stock.
Any provision of our Charter, our amended and restated bylaws, or the DGCL that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.
Our Charter provides that certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits is the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain favorable judicial forum for disputes with us or our directors, officers or employees.
Our Charter provides that, unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against us or any of our directors, officers or employees arising pursuant to any provision of the DGCL or of our Charter or our amended and restated bylaws (as either may be amended and/or restated from time to time), (iv) any action asserting a claim related to or involving us that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as defined under the DGCL. The exclusive forum provision does not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or such other federal securities laws.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of our Charter described above. Although we believe this exclusive forum provision benefits us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees or stockholders, which may discourage such lawsuits against us and our directors, officers, other employees or stockholders. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings. If a court were to find the exclusive choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.
Risks Related to the Pending Acquisition of Beacon
We may be unable to integrate Beacon successfully and realize the anticipated benefits of the Acquisition.
If the Acquisition is completed, the successful integration of Beacon and operations into those of our own and our ability to realize the expected benefits of the transaction are subject to a number of risks and uncertainties, many of which are outside of our control. We will also be required to devote significant management attention and resources to integrating business practices, cultures and operations of each business. The risks and uncertainties relating to integrating the two businesses include, among other things:
•	the challenge of integrating complex organizations, systems, operating procedures, compliance programs, technology, networks and other assets of Beacon;
•	the difficulties harmonizing differences in the business cultures of QXO and Beacon;
•	the inability to successfully integrate our respective businesses in a manner that permits us to achieve the cost savings and other anticipated benefits from the Acquisition;
•	the inability to minimize the diversion of management attention from ongoing business concerns during the process of integrating Beacon into our businesses;
•	the inability to resolve potential conflicts that may arise relating to customer, supplier and other important relationships of our business and Beacon;
•	difficulties in retaining key management and other key employees; and
•	the challenge of managing the expanded operations of a significantly larger and more complex company and coordinating geographically separate organizations.
Following the Acquisition, we expect to realize certain synergies and cost savings. Any synergies and cost savings that we realize may differ materially from our estimates. The estimates contained herein are our current estimates, but they involve risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such estimates. This information is speculative in nature, and some or all of the assumptions underlying the estimated synergies and cost savings may not materialize or may vary from actual results. Our ability to realize these anticipated synergies and savings is subject to significant uncertainties and you should not place undue reliance on the adjustments in evaluating our anticipated results. Although we believe these estimates and assumptions to be reasonable, investors should not place undue reliance upon the calculation of Covenant EBITDA given how it is calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results.
We will incur substantial expenses to consummate the Acquisition but may not realize the anticipated benefits. In addition, even if we are able to integrate Beacon successfully, the anticipated benefits of the pending Acquisition may not be realized fully, or at all, or may take longer to realize than expected. Given the size and significance of the Acquisition, we may encounter difficulties in the integration of the operations of Beacon and may fail to realize the full benefits and synergies of the Acquisition, which could adversely impact our business, results of operation and financial condition.
Beacon may have liabilities that are not known to us.
Beacon may have liabilities that we failed, or were unable, to discover in the course of performing our due diligence investigations of Beacon. We cannot assure you that the indemnification available to us under the Merger Agreement in respect of the Acquisition will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business of Beacon or property that we will assume upon consummation of the Acquisition. We may learn additional information about Beacon that materially adversely affects us, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.
The historical consolidated financial information of Beacon and the unaudited pro forma information included and incorporated by reference in this prospectus supplement may not be a reliable indicator of future results.
The historical consolidated financial information of Beacon and the unaudited pro forma information included and incorporated by reference in this prospectus supplement are not necessarily indicative of what our results of operations, financial position or cash flows will be in the future following the Acquisition.
The unaudited pro forma combined financial information reflects certain assumptions around the quantum, cost and mix of debt and equity financing. The final capital structure we use to finance the Acquisition has not yet been determined and is subject to change. To extent that we decide to incur more indebtedness and issue less equity than is currently reflected in the unaudited pro forma combined financial information, our liabilities and interest expense will increase. Similarly, to the extent that we issue additional equity and incur less indebtedness that is currently reflected in the unaudited pro forma combined financial information, then our existing stockholders as well as investors in this offering, will experience further dilution.
Acquisition accounting adjustments could adversely affect our financial results.
We will account for the completion of the Acquisition using the acquisition method of accounting. We will allocate the total estimated purchase price to net tangible assets, amortizable intangible assets and indefinite-lived intangible assets, and based on their fair values as of the date of completion of the Acquisition record the excess, if any, of the purchase price over those fair values as goodwill. Differences between preliminary estimates and the final acquisition accounting may occur, and these differences could have a material impact on the consolidated financial statements and the combined company’s future results of operations and financial position.
The Acquisition may not be completed within the expected timeframe, or at all, and the failure to complete the Acquisition could impact our stock price and our future business and financial results.
There can be no assurance that the Acquisition will be completed in the expected timeframe, or at all. The Merger Agreement contains a number of conditions that must be satisfied or waived prior to the completion of the Acquisition, including that in the Tender Offer, there shall have been validly tendered and not validly withdrawn prior to the expiration of the Tender Offer, when added to the number of Beacon shares then owned by QXO and Merger Sub, a majority of the Beacon shares outstanding (determined on a fully diluted basis). We can provide no assurance that all closing conditions will be satisfied (or waived, if applicable). Many of the conditions to completion of the Acquisition are not within our control, and we cannot predict when or if these conditions will be satisfied (or waived, as applicable).
If the Acquisition is not completed, our ongoing business and financial results may be adversely affected and we will be subject to a number of risks, including the following:
•
we have dedicated significant time and resources, financial and otherwise, in planning for the Acquisition and the associated integration, of which we would lose the benefit if the Acquisition is not completed;

•	we are responsible for certain transaction costs relating to the Acquisition, whether or not the Acquisition is completed;
•	while the Merger Agreement is in force, we are subject to certain restrictions on the conduct of our business, including taking any action that that would reasonably be expected to have
•
a material negative impact on or material delay to the satisfaction of the conditions in the Merger Agreement required to consummate the Acquisition, which restrictions may adversely affect our ability to execute certain of our business strategies; and

•
matters relating to the Acquisition (including integration planning) may require substantial commitments of time and resources by our management, whether or not the Acquisition is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

In addition, if the Acquisition is not completed, we may experience negative reactions from the financial markets and from our customers and employees. We also may be subject to litigation related to any failure to complete the Acquisition or to enforcement proceedings commenced against us to perform our obligations under the Merger Agreement. If the Acquisition is not completed, these risks may materialize and may adversely affect our business, financial results and financial condition, as well as the price of our Common Stock.
While the Acquisition is pending, we and Beacon will be subject to business uncertainties that could adversely affect our respective businesses.
Our success following the Acquisition will depend in part upon the ability of us and Beacon to maintain our respective business relationships. Uncertainty about the effect of the Acquisition on customers, suppliers, employees and other constituencies may have a material adverse effect on us and Beacon. Customers, suppliers and others who deal with us or Beacon may delay or defer business decisions, decide to terminate, modify or renegotiate their relationships or take other actions as a result of the Acquisition that could negatively affect the revenues, earnings and cash flows of our company or Beacon. If we are unable to maintain these business and operational relationships, our financial position, results of operations or cash flows could be materially affected.
Risks Related to Our Indebtedness
We expect to incur substantial additional indebtedness in connection with the Acquisition.
After giving effect to the Transactions, we will be a highly leveraged company. We expect to incur substantial indebtedness in connection with the Acquisition. Upon completion of the Transactions, we expect to have approximately $4.8 billion of senior secured indebtedness, consisting of the Term Facility, the Notes and borrowings under our ABL Facility, and to have approximately $1.35 billion available for additional borrowing under our ABL Facility (excluding approximately $17.0 million in letters of credit expected to be outstanding thereunder).
Our high level of debt could have important consequences, including:
•
making it more difficult for us to satisfy our obligations with respect to our debt and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing other indebtedness;

•
requiring us to dedicate a substantial portion of our cash flow from operations to the payment of interest and the repayment of our indebtedness, thereby reducing funds available to us for other purposes;

•
limiting our ability to obtain additional financing to fund future working capital, capital expenditures, business development or other general corporate requirements, including dividends, if and when declared by our board of directors;

•	increasing our vulnerability to general adverse economic and industry conditions;
•	making us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;
•	restricting us from making strategic acquisitions, engaging in development activities or exploiting business opportunities;
•	causing us to make non-strategic divestitures;
•	exposing us to the risk of increased interest rates as certain of our borrowings are and may in the future be at variable rates of interest;
•	limiting our flexibility in planning for and reacting to changes in our industry;
•	impacting our effective tax rate; and
•	increasing our cost of borrowing.
In addition, the credit agreement expected to govern the Credit Facilities and the indenture expected to govern the Notes are expected to contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness.
The unaudited pro forma combined financial information included and incorporated by reference in this prospectus supplement includes preliminary assumptions regarding the borrowings expected to be incurred to finance the Acquisition, including assumptions regarding principal amounts and interest rates. As a result, actual amounts of the borrowings, the form of borrowings and the interest rates applicable thereto may differ from the amounts presented herein depending on several factors, including, among others, the amount of cash generated by us prior to the closing of the Debt Financings, the amount of net proceeds from this offering of Common Stock and differences from our estimated fees and expenses, and such differences may be significant. Accordingly, there can be no assurance that the Debt Financings will be completed on the terms described in this prospectus supplement, or at all. Despite our substantial indebtedness, we may still be able to incur significantly more debt, which could intensify the risks associated with our indebtedness.
We and our subsidiaries may be able to incur substantial indebtedness in the future, even following the incurrence of indebtedness in connection with the Transactions. Although we expect that the terms of the indenture that will govern the Notes and the credit agreement that will govern the Credit Facilities will contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, these restrictions are expected to be subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. These restrictions are also not expected to prevent us from incurring obligations that do not constitute indebtedness. Upon completion of the Transactions, we expect to have approximately $1.35 billion available for additional borrowing under the ABL Facility (excluding approximately $17.0 million in letters of credit expected to be outstanding thereunder), all of which would be secured. In addition to the Notes and our borrowings under the Credit Facilities, the covenants under the indenture that will govern the Notes and the credit agreement that will govern the Credit Facilities are expected to, and the covenants under any other of our existing or future debt instruments could, allow us to incur a significant amount of additional indebtedness and, subject to certain limitations, such additional indebtedness could be secured. The more leveraged we become, the more we, and in turn our security holders, will be exposed to certain risks described in this risk factor.
We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, or to dispose of material assets or operations, alter our dividend policy, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The instruments that are expected to govern our indebtedness following the Transactions may restrict our ability to dispose of assets and may restrict the use of proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations when due.
In addition, we conduct our operations through our subsidiaries. Accordingly, repayment of our indebtedness will depend on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make adequate distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal, tax and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, may materially adversely affect our business, financial condition and results of operations and our ability to satisfy our obligations under our indebtedness or pay dividends on our Common Stock.
Our debt agreements following the completion of the Transactions are expected to contain restrictions that will limit our flexibility in operating our business.
The credit agreement that will govern the Credit Facilities and the indenture that will govern the Notes are expected to contain, and any other existing or future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:
•	incur additional debt, guarantee indebtedness or issue certain preferred shares;
•	pay dividends on or make distributions in respect of, or repurchase or redeem, our capital stock or make other restricted payments;
•	prepay, redeem or repurchase certain debt;
•	make loans or certain investments;
•	sell certain assets;
•	create liens on certain assets;
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
•	enter into certain transactions with our affiliates;
•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and
•	designate our subsidiaries as unrestricted subsidiaries.
As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.
A failure to comply with the covenants under the Credit Facilities, the indenture that will govern the Notes or any of our other existing or future indebtedness could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of an event of default under the Credit Facilities, it is expected that the lenders:
•	will not be required to lend any additional amounts to us;
•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit;
•	could require us to apply all of our available cash to repay these borrowings; or
•	could effectively prevent us from making debt service payments on the notes (due to a cash sweep feature).
Such actions by the lenders could cause cross defaults under our other indebtedness, including the Notes. If we were unable to repay those amounts, the holders of the Notes, the lenders under the Credit Facilities and any of our other existing or future secured indebtedness could proceed against the collateral granted to them to secure the Notes, the Credit Facilities or such other indebtedness. We are expecting to pledge a significant portion of our assets as collateral under the Notes and the Credit Facilities.
The terms and conditions of the Notes and the Credit Facilities have not been finalized.
The indenture relating to the Notes and the credit agreement relating to the Credit Facilities have not been finalized. Our issuance of the Notes and entry into the Credit Facilities is subject to market conditions, and we cannot assure you that the Notes will be issued, or the Credit Facilities will be completed, in the manner, on the terms or on the timetable described herein, or at all. Future changes in market conditions may result in less favorable terms for the Notes and/or Credit Facilities and any changes to the terms of the Notes or Credit

Facilities may increase our interest expense and adversely affect our business. The terms of the Notes and the Credit Facilities could also change in a way that increases our indebtedness or makes it easier to incur debt in the future.
Changes in our credit rating could increase our interest expense and restrict our access to, and negatively impact the terms of, current or future financings or trade credit.
Credit rating agencies continually revise their ratings for the companies that they follow, including us. Credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on us and certain of our debt. Moreover, any decision to downgrade our ratings could restrict our access to, and negatively impact the terms of, current or future financings and trade credit extended by our suppliers or other vendors.
Risks Related to Beacon
Unless otherwise indicated or the context otherwise requires, references in this “—Risks Related to Beacon” section to “we,” “our” or “us” refer to Beacon and its consolidated subsidiaries before giving effect to the consummation of the Transactions.
Risks Related to Product Supply and Vendor Relations
An inability to obtain the products that we distribute could result in lost revenues and reduced margins and damage relationships with customers.
We distribute roofing materials and other complementary building products, such as siding and waterproofing, that are manufactured by a number of major suppliers. Disruptions in our sources of supply may occur as a result of various reasons, including unanticipated demand, production or delivery difficulties, the loss of key supplier arrangements, or broad disruptive events (whether globally, in the U.S., or abroad), such as wars, terrorist actions, cybersecurity attacks or other technological disruptions with respect to manufacturers or the material vendors we rely on, trade disputes, changes in regulation, macroeconomic events, government shutdowns, natural disasters, including those that may be linked to climate change, and/or a pandemic. For example, in 2021 and 2022 the exterior products industry experienced constrained supply chain dynamics caused in large part from global disruptions related to the COVID-19 pandemic. As a result, we experienced, at times, a limited ability to purchase enough product to meet consumer demand, which resulted in lost revenues. Although we do not believe these lost revenues were material, it is possible that future product shortages could be so severe as to result in material reductions in revenues and margins.
When shortages occur, building material suppliers often allocate products among distributors, and sourcing materials from a limited number of suppliers can increase Beacon’s risk. During the year ended December 31, 2024, we had three suppliers that each contributed 10% or more of total purchases and, in total, represented nearly 35% of total purchases. Although we believe that our relationships with our suppliers are strong and that we would have access to similar products from competing suppliers should products be unavailable from current sources, any supply shortage, particularly of the most commonly sold items, could result in a loss of revenues and reduced margins and damage our reputation and relationships with customers.
A change in supplier pricing and demand could adversely affect our income and gross margins.
Many of the products that we distribute are subject to price changes based upon manufacturers’ raw material costs, energy costs, labor costs, and tariffs as well as other manufacturer pricing decisions. For example, as a distributor of residential roofing supplies, our business is sensitive to asphalt prices, which are highly volatile and often linked to oil prices, as oil is a significant input in asphalt production. Shingle prices have been volatile in recent years, partly due to volatility in asphalt prices. Other products we distribute, such as plywood and oriented strand board (“OSB”), experienced price volatility largely due to supply and demand imbalances in recent years. In addition to the rising costs of commodities and raw materials, supplier pricing and demand can also be affected by inflationary pressures and other conditions that make it more costly for our suppliers to distribute their products to us, such as fuel shortages, fuel cost increases, or labor shortages.
We may also experience price volatility related to the implementation of tariffs on imported steel or other products. For example, certain of our vendors use steel as a product input, and they may increase prices as a result of tariffs incurred or the overall impact of tariffs on domestic steel prices. It remains unclear what future actions may be taken by the U.S. with respect to trade policies or the imposition of tariffs on imported products, and the impact of those actions on the cost of products we distribute.
Historically, we have generally been able to pass increases in prices on to our customers. Although we often are able to pass on manufacturers’ price increases, our ability to pass on increases in costs and our ability to do so in a timely fashion depends on market conditions. For example, we experienced resource inflation in 2021 and 2022, as a strong recovery in demand following the COVID-19 pandemic created tightness in the market for certain raw materials. This caused our suppliers and us to increase product prices to address higher input costs. By contrast, the inability to pass along cost increases or a delay in doing so could result in lower operating margins. In addition, higher prices could impact demand for these products, resulting in lower sales volumes.
A change in vendor rebates could adversely affect our income and gross margins.
The terms on which we purchase products from many of our vendors entitle us to receive a rebate based on the volume of our purchases. These rebates effectively reduce our costs for products. Vendors may adversely change the terms of some or all of these programs for a variety of reasons, including if market conditions change. Although these changes would not affect the net recorded costs of product already purchased, it may lower our gross margins on products we sell and therefore the income we realize on such sales in future periods.
Risks Related to Acquisitions and our Growth Strategy
We may not be able to identify potential acquisition targets or successfully complete acquisitions on acceptable terms, which could slow our inorganic growth rate.
Our growth strategy includes acquiring other distributors of roofing materials and complementary building products, such as siding and waterproofing. We continually seek additional acquisition candidates in selected markets, which include engaging in exploratory discussions with potential acquisition candidates, as well as engaging in competitive bidding processes for potential acquisition candidates. We are unable to predict whether or when we will be able to identify any suitable acquisition candidates, or, if we do, the likelihood that any such potential acquisition will be completed. If we cannot complete acquisitions that we identify on acceptable terms, our inorganic growth rate may decline. In addition, our current and potential competitors have made and may continue to make acquisitions that include acquisition candidates in which we were, or would have been, interested in pursuing and such competitors may establish cooperative relationships among themselves or with third parties. In the event that our inorganic growth does not keep pace with any significant consolidation among distributors of roofing materials and complementary building products, our competitive position could be adversely affected.
We may not be able to effectively integrate newly acquired businesses into our operations or achieve expected cost savings or profitability from our acquisitions.
Acquisitions involve numerous risks, including:
•	unforeseen difficulties or disruptions in integrating operations, technologies, services, accounting, and employees;
•	diversion of financial and management resources from existing operations;
•	unforeseen difficulties related to entering geographic regions where we do not have prior experience;
•	potential loss of key employees;
•	unforeseen cybersecurity risks related to the businesses acquired or to the manufacturers and vendors the acquired businesses rely on;
•	unforeseen liabilities and expenses associated with businesses acquired; and
•	inability to generate sufficient revenue or realize sufficient cost savings to offset acquisition or investment costs.
As a result, if we fail to evaluate, execute, and integrate acquisitions properly, we might not achieve the anticipated benefits of such acquisitions and we may incur costs in excess of what we anticipate.

A measure of our success is dependent on maintaining our safety record, and an injury to, or death of, any of our employees, customers, or members of the general public related to our business activities could result in material liabilities and reputational injury.
Our business activities include an inherent risk of catastrophic safety incidents that could result in injuries and deaths. The activities we conduct at our customers’ designated delivery locations — which include construction and residential job sites — present a risk of injury or death to our employees, customers, or visitors, notwithstanding our compliance with safety regulations. We may be unable to avoid material liabilities for an injury or death, and our workers’ compensation and other insurance policies may not be adequate or may not continue to be available on terms acceptable to us, or at all, which could result in material liabilities to us.
Further, as a wholesale distributor of roofing materials and other complementary building products, we lease and operate a fleet of commercial motor vehicles, including semi-tractor trailer trucks, flatbed trucks, and forklifts. Accordingly, a safety incident involving our commercial fleet could result in material economic damages, as well as injuries and/or death, for our employees and any other parties involved. Although we believe our aggregate insurance limits should be sufficient to cover our historic claims amounts, participants in commercial distribution and transportation activities (i.e., trucking and transportation) have experienced large verdicts, including some instances in which juries have awarded significant amounts.
In addition, our brand’s reputation is an important asset to our business; as a result, anything that damages our brand’s reputation could materially harm our business, results of operations, and financial condition. For example, negative media reports, whether or not accurate, can materially and adversely affect our reputation. Moreover, social media has dramatically increased the rate at which negative publicity can be disseminated before there is any meaningful opportunity to respond to or address an issue to protect our reputation.
Risks Related to Cyclicality, Seasonality, and Weather
Cyclicality in our business and general economic conditions could result in lower revenues and reduced profitability.
A portion of the products we sell are for residential and non-residential construction. The strength of these markets depends on new housing starts and business investment, which are a function of many factors beyond our control, including credit and capital availability, interest rates, foreclosure rates, housing inventory levels and occupancy, changes in the tax laws, employment levels, consumer confidence, and the health of the U.S. economy and mortgage markets. Economic downturns in the regions and markets we serve could result in lower net sales and, since many of our expenses are fixed, lower profitability. Unfavorable changes in demographics, credit markets, consumer confidence, housing affordability, or housing inventory levels and occupancy, or a weakening of the U.S. economy or of any regional or local economy in which we operate, could adversely affect consumer spending, resulting in decreased demand for our products, and adversely affecting our business. In addition, instability in the economy and financial markets, including as a result of terrorism or civil or political unrest, may result in a decrease in housing starts or business investment, which would adversely affect our business.
Seasonality, weather-related conditions, and natural disasters may have a significant impact on our financial results.
The demand for building materials is heavily correlated to both seasonal changes and unpredictable weather patterns. Seasonal demand fluctuations are expected, such as in quarters ending March 31, when winter construction cycles and cold weather patterns typically have an adverse impact on new construction and re-roofing activity. The timing of weather patterns (unseasonable temperatures) and severe weather events (hurricanes, hailstorms, and protracted rain) may impact our financial results within a given period either positively or negatively, making it difficult to accurately forecast our results of operations. We expect that these seasonal and weather-related variations will continue in the future.
Certain extreme weather events and natural disasters, such as hurricanes, tornadoes, earthquakes, tropical storms, floods, droughts, and wildfires, may adversely impact us in several ways, including interfering with our ability to deliver our products, impeding our receipt of product from our vendors, disrupting branch staffing, reducing demand for our products, impairing our customers’ ability to pay accounts receivable, and damaging our facilities and inventory, although some of these adverse impacts may be offset by increased demand relating to damage from these weather events and natural disasters. Some of the areas in which we operate, including

California, Florida, Louisiana, North Carolina, Texas and other coastal areas, have experienced recent natural disasters and have increased risks of adverse weather or natural disasters. The physical effects of climate change may increase the frequency or severity of natural disasters and other extreme weather events in the future, which could increase our exposure to these risks.
Risks Related to Information Technology
If we encounter interruptions in the proper functioning of our information technology systems, including from cybersecurity threats, we could experience material problems with our operations, including inventory, collections, customer service, cost control, and business plan execution that could have a material adverse effect on our financial results, including unanticipated increases in costs or decreases in net sales.
Our information technology systems (“IT systems” or “systems”), which include information technology networks, hardware, applications, and the data related thereto, are integral to the operation of our business. We use our IT systems to, among other things, provide complete integration of purchasing, receiving, order processing, shipping, inventory management, delivery routing, sales analysis, cash management, and accounting, as well as to process, transmit, protect, store, and delete sensitive and confidential electronic data, including, but not limited to, employee, supplier, and customer data (“Data”). Our IT systems include third-party applications and proprietary applications developed and maintained by us. We rely heavily on information technology both in serving our customers and in our enterprise infrastructure to achieve our objectives. In certain instances, we also rely on the systems of third parties to assist with conducting our business, which includes, among other things, marketing and distributing products, developing new products and services, operating our website, hosting and managing our services, securely storing Data, processing transactions, purchasing and receiving, billing and accounts receivable management, responding to customer inquiries, managing inventory and our supply chain, and managing our human resources processes and services. As a result, the secure and reliable operation of our systems (including its function of securing Data), and those of third parties upon whom we depend, are critical to the successful operation of our business. Any failure or interruption of our IT systems, including the systems of third parties upon whom we depend, could have a material adverse effect on our business, financial results, and reputation.
Although our IT systems and Data are protected through security measures and business continuity plans, our systems and those of third parties upon whom we depend may be vulnerable to: natural disasters; power outages; telecommunication or utility failures; terrorist acts; breaches due to employee error or malfeasance or other insider threats; disruptions during the process of upgrading or replacing computer software or hardware; terminations of business relationships by us or third-party service providers; and disinformation campaigns, damage or intrusion from a variety of deliberate cyber-attacks carried out by insiders or third parties, which are becoming more sophisticated and include computer viruses, worms, gaining unauthorized access to systems for purposes of misappropriating assets or sensitive information either directly or through our vendors and customers, denial of service attacks, ransomware, supply chain attacks, data corruption, malicious distribution of inaccurate information or other malicious software programs that may impact such systems and cause operational disruption. For these IT systems and related business processes to operate effectively, we or our service providers must continually maintain and update them. Delays in the maintenance, updates, upgrading, or patching of these systems and related business processes could impair their effectiveness or expose us to security risks. In addition, if IT systems are damaged, restoration or recovery of those systems may not be achievable in a timely manner. Even with our policies, procedures, and programs designed to ensure the integrity of our IT systems and the security of Data, we may not be effective in identifying and mitigating every risk to which we are exposed. In some instances, we may have no current capability to detect certain vulnerabilities, which may allow them to persist in the environment over long periods of time.
Additionally, existing and future artificial intelligence (“AI”) capabilities present a growing threat by aiding experienced and inexperienced threat actors in identifying vulnerabilities and crafting increasingly sophisticated and targeted cybersecurity attacks. Vulnerabilities may also be introduced from the use of AI by us, our customers or suppliers. Use of AI by us or such third parties, whether authorized or unauthorized, increases the risk that our proprietary information or intellectual property will be unintentionally disclosed, and may introduce new risks such as inaccurate output.
Despite the precautions we take to mitigate the risks of such events, any attack on our IT systems or breach of our Data, or the IT systems and Data of third parties upon whom we depend, could result in, but are not limited to, the following: business disruption, misstated or misappropriated financial data, product shortages and/or an increase in accounts receivable aging, an adverse impact on our ability to attract and serve customers, delays in the execution of our business plan, theft of our intellectual property or other non-public confidential information and Data, including that of our customers, suppliers, and employees, liability for stolen assets or information, and higher operating costs including increased cybersecurity protection costs. Such events could harm our reputation and have an adverse impact on our financial results, including the impact of related legal, regulatory, and remediation costs. In addition, if any information about our customers, including payment information, were the subject of a successful cybersecurity attack against us, we could be subject to litigation or other claims by the affected customers. Further, regulatory authorities have increased their focus on how companies collect, process, use, store, share, and transmit personal data. Privacy security laws and regulations, including federal and state laws in the U.S. and federal and provincial laws in Canada, pose increasingly complex compliance challenges, which may increase compliance costs, and any failure to comply with data privacy laws and regulations could result in litigation, significant sanctions, monetary costs, or other harm to us.
If we decide to switch providers, develop our own IT systems to replace providers, or implement upgrades or replacements to our own systems, we may be unsuccessful in this development, or we may underestimate the costs and expenses of switching providers or developing and implementing our own systems. Also, our sales levels may be negatively impacted during the period of implementing an alternative system, which period could extend longer than we anticipate.
Risks Related to Human Capital
Loss of key talent or our inability to attract and retain new qualified talent could hurt our ability to operate and grow successfully.
Our success will continue to depend to a significant extent on our executive officers and key management personnel, including branch managers. We may not be able to retain our executive officers and key personnel or recruit and attract additional qualified management. The loss of any of our current executive officers or other key management employees, or a delay in recruiting or our inability to recruit and retain qualified employees could adversely affect our ability to operate and make it difficult to execute our strategies to drive growth, enhance customer service, and expand our footprint in key markets. In addition, our operating results could be adversely affected by increased competition for employees, shortages of qualified workers, or higher employee turnover, all of which could have adverse effects on levels of customer service or result in increased employee compensation or benefit costs.
Our business may be adversely affected by work stoppages, union negotiations, labor disputes and other matters associated with our labor force or the labor force of our suppliers or customers.
Any labor disputes, work stoppages, or unionization efforts could result in significant increases in our cost of labor. While we believe that our relations with employees generally and the labor unions that represent our employees (which as of December 31, 2024 was approximately 4.4% of our workforce) are generally good and we have experienced no material strikes or work stoppages recently (and there are no material outstanding labor disputes currently), in the future we could experience these and other types of conflicts with labor unions, other groups representing employees, or with our employees in general.
Installation, replacement and repair of roofing is a labor-intensive business. Demand for our products may be impacted by our customers’ ability to attract, train, and retain workers. Changes in immigration laws and regulations, trends in labor migration, and increases in our customers’ personnel costs or the inability of our customers to hire sufficient personnel, which may be amplified in tight labor market conditions, could adversely impact our business, financial position, results of operations, and cash flows.

Regulatory Risk
Our activities and operations are subject to numerous laws and regulations and we could become subject to newly enacted laws and regulations, compliance with which could increase our general and administrative costs. If we violate such laws or regulations, we could face penalties and fines or be required to curtail operations.
We are subject to various federal, state, provincial, local and other laws and regulations, including, among other things, environmental, climate, transportation, health and safety laws and regulations, tax laws and regulations, and potential tariffs on imported products. Some of the regulations to which we are subject include:
•	transportation regulations promulgated by the U.S. Department of Transportation;
•	work safety regulations promulgated by the Occupational Safety and Health Administration;
•	employment regulations promulgated by the U.S. Equal Employment Opportunity Commission and the U.S. Department of Labor;
•	environmental regulations promulgated by the Environmental Protection Agency; and
•	similar regulations promulgated by state, provincial, and local regulators.
Concern over climate change has led to, and may in the future lead to, new or increased legal and regulatory requirements designed to reduce or mitigate the effects of climate change, which could increase our operating or capital expenses and compliance burdens.
Applicable laws and regulations require us to obtain and maintain permits and approvals and implement programs and procedures to control risks associated with our operations. Compliance in these or other areas may increase our general and administrative costs and adversely affect our financial condition, operating results, and cash flows. Moreover, failure to comply with the regulatory requirements applicable to our business could expose us to investigation, enforcement actions, litigation, and substantial fines and penalties that could adversely affect our financial condition, results of operations, and cash flows.
These laws, regulations, or rules and their interpretation and application may also change from time to time and those changes could be substantial and have a material adverse effect on our business, financial condition, results of operations, and cash flows. We cannot predict the nature and timing of future developments in law and regulations and whether we will be successful in meeting future demands of regulatory bodies in a manner which will not materially adversely affect Beacon.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering of Common Stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $[  ] million (or approximately    million if the underwriters exercise in full their option to purchase additional shares of our Common Stock). We intend to use the net proceeds from this offering to pay a portion of the consideration for the Acquisition and to pay fees and expenses related to the Transactions. We intend to use the net proceeds from the Private Placement and the Debt Financings, together with cash on our balance sheet, to pay the remaining portion of the consideration for the Acquisition, to repay Beacon indebtedness and to pay fees and expenses related to the Transactions. For a description of the Acquisition, see “Summary—Pending Acquisition of Beacon—Agreement to Acquire Beacon.”
This offering is not contingent on consummation of the Acquisition. If the Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes.
The following table outlines the sources and uses of funds for the Acquisition, assuming the underwriters do not exercise their option to purchase additional shares of Common Stock in this offering. The table assumes that the Acquisition and this offering of Common Stock are completed simultaneously, but this offering of Common Stock is expected to occur before completion of the Acquisition. This table also includes preliminary assumptions regarding the principal amount of the indebtedness expected to be incurred in connection with the Acquisition. The actual amount of the indebtedness and other items below may vary from the estimated amounts shown below depending on several factors, including, among other factors, the amount of cash generated by us prior to the closing of the Acquisition, the amount of net proceeds from this offering, and differences from our estimated fees and expenses. All amounts in the table are in millions of dollars and are estimated. See “Capitalization” for additional information.

Sources of Funds		Uses of Funds
(dollars in millions)
Common Stock offered hereby(1)	$500.0	Acquisition cash consideration	$7,703.0
Private Placement(2)	830.6	Payment of Beacon debt(4)	2,977.4
Debt Financings(3)	4,900.0	Transaction fees and expenses(5)	251.4
Cash on balance sheet(6)	4,701.2
Total Sources	$10,931.8	Total Uses	$10,931.8

(1)
Assumes no exercise of the underwriters’ option to purchase additional shares of Common Stock. It is expected that any decrease in the net proceeds to us from this offering will result in increased borrowings under the Debt Financings. It is expected that any increase in the net proceeds to us from this offering will result in decreased borrowings under the Debt Financings.

(2)	Represents the gross proceeds from the Private Placement.
(3)
Concurrently with the closing of the Acquisition, we expect to (i) receive revolving commitments under the ABL Facility of $1.75 billion, of which $400.0 million is expected to be drawn at the closing of the Acquisition, (ii) incur $2.9 billion aggregate principal amount of indebtedness under the Term Facility and (iii) issue $1.5 billion aggregate principal amount of the Notes.

(4)
Represents the $300.0 million aggregate principal amount of Beacon’s 4.50% senior secured notes due 2026 (the “2026 Notes”), $350.0 million aggregate principal amount of Beacon’s 4.125% senior notes due (the “2029 Notes”), and $600.0 million aggregate principal amount of Beacon’s 6.50% senior secured notes due 2030 (the “2030 Notes” and, together with the 2026 Notes and the 2029 Notes, the “Beacon Notes”), which are expected to be redeemed at applicable redemption prices, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date. The final redemption prices and the amount of accrued interest will vary based on the applicable date of redemption. In addition, represents $1,724.4 million outstanding under Beacon's existing credit facilities which will be repaid in full and terminated concurrently with the closing of the Acquisition.

(5)
Represents QXO and Beacon’s estimated fees and expenses associated with the Transactions, including financing fees, advisory fees and other costs and legal, accounting and other professional fees relating to the Transactions. Actual fees and expenses may vary.

(6)	The amount of cash and cash equivalents expected to be on our balance sheet immediately after the closing of the Transactions is approximately $400.0 million.

CAPITALIZATION
The following sets forth our capitalization on a consolidated basis as of December 31, 2024:
•	on an actual basis;
•
on an as adjusted basis to reflect the issuance and sale of the Common Stock offered hereby (but not the application of the proceeds therefrom), after deducting underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional shares of our Common Stock); and

•	on a pro forma as adjusted basis to give effect to the Transactions.
This table should be read in conjunction with the other sections of this prospectus supplement and our consolidated financial statements and related notes and unaudited pro forma combined financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. Investors should not place undue reliance on the pro forma as adjusted information included below because this offering is not contingent upon completion of any of the Transactions reflected in the adjustments below.

	As of December 31, 2024
(dollars in millions, shares in thousands, except for per share amounts)	Actual	As Adjusted	Pro Forma As Adjusted
Cash and cash equivalents(1)	$5,068.5	$5,542.5	$566.0
Debt:
ABL Facility(2)	$—	$—	$150.0
Term Loan Facility(3)	—	—	3,000.0
Notes(4)	—	—	1,500.0
Total debt	—	—	4,650.0
Equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,000,000 shares issued and outstanding	498.6	498.6	498.6
Common stock, $0.00001 par value, 2,000,000,000 shares authorized, 409,430,195 shares issued and outstanding, actual, 447,166,045 shares issued and outstanding, as adjusted and 514,694,504 shares issued and outstanding, pro forma as adjusted	—	—	—
Additional paid in capital(5)	4,560.5	5,034.5	5,973.2
Accumulated deficit(6)	(6.2)	(6.2)	(68.6)
Total equity(5)(6)	5,052.9	5,526.9	6,403.2
Total capitalization	$5,052.9	$5,526.9	$11,053.2
(1)
Actual cash and cash equivalents as of the closing date of the Transactions will vary depending on, among other things, transaction fees and expenses, the closing date of the Acquisition, interest paid of Beacon’s indebtedness prior to the closing date (including approximately $23.0 million of accrued interest as of March 31, 2025), actual prepayment penalties in connection with the repayment in full of Beacon’s existing indebtedness and changes in working capital and operating cash flows prior to the closing date of the Transactions. The amount of cash and cash equivalents expected to be on the balance sheet at the closing of the Transactions is approximately $400 million.

(2)
Concurrently with the closing of the Acquisition, we will enter into a $1,750.0 million ABL Facility. The amount in the table above represents the amount that would have been drawn under the ABL Facility based on Beacon’s indebtedness as of December 31, 2024. At the closing of the Acquisition, we expect to draw $400.0 million under the ABL Facility based on Beacon’s expected indebtedness at the time of the closing of the Acquisition. This amount does not reflect any original issue discount or estimated fees and expenses, which are estimated to be $17.5 million.

(3)
Concurrently with the closing of the Acquisition, we expect to enter into a $3,000.0 million Term Loan Facility, all of which will be drawn at the closing of the Acquisition. This amount represents the aggregate principal amount of Term Loan Facility drawn and does not reflect, any original issue discount or estimated fees and expenses, which are estimated to be $54.0 million.

(4)
Represents the principal amount of Notes of $1,500.0 million expected to be issued concurrently with the closing of the Acquisition. This amount represents the aggregate principal amount of Notes issued and does not reflect the initial purchasers’ discounts and commissions, any original issue discount or estimated fees and expenses, which are estimated to be $24.2 million.

(5)	As Adjusted and Pro Forma As Adjusted amounts include the cash received for the issuance of Common Stock offered hereby, net of estimated issuance costs of $26.0 million.
(6)	As Adjusted and Pro Forma As Adjusted amounts include Acquisition related transaction expenses expected to be incurred by the Company, estimated to be $62.4 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BEACON
The following discussion and analysis of our financial condition and results of operations covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the impact that the Transactions will have on Beacon. You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and related notes included or incorporated by reference into this prospectus supplement. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus supplement. Actual results may differ materially from those contained in any forward-looking statements. Unless otherwise indicated or the context otherwise requires, references in this management’s discussion and analysis of financial condition and results of operations to “we,” “our” and “us” refer to Beacon and its consolidated subsidiaries before giving effect to the Acquisition.
Overview
Beacon is the leading publicly-traded specialty wholesale distributor of roofing and complementary building products, including waterproofing products, in North America. Beacon has served the building industry for over 95 years and as of December 31, 2024, Beacon operated 586 branches throughout all 50 states in the U.S. and seven provinces in Canada. Beacon offers one of the most extensive ranges of high-quality professional grade exterior products comprising over 135,000 SKUs, and Beacon serves approximately 110,000 residential and non-residential customers who trust Beacon to help them save time, improve efficiency, and enhance productivity.
Beacon is strategically focused on two core markets, residential and non-residential roofing. Beacon also distributes complementary building products like siding and waterproofing that are often utilized by the roofing and other specialty contractors it serves. As a distributor, Beacon’s national scale, networked model, and specialized capabilities are competitive advantages, providing strong value for both customers and suppliers. The Company intends to grow faster than the market by enhancing its customers’ experience, capturing value from its comprehensive go-to-market strategy, and expanding its footprint organically and through acquisitions while also driving margin-enhancing initiatives.
Beacon’s differentiated service model is designed to solve customer needs. The scale of its business provides branch coverage, technology enablement, and investment in its team that is the foundation of customer service excellence. In addition, service is further enhanced by the Beacon OTC® Network and market-based sales teams. The Company believes it also provides the most complete digital commerce platform in roofing distribution, creating value for customers who are able to operate their businesses more effectively and efficiently.
Beacon’s mission is to empower its customers to build more for their customers, businesses, and communities. Beacon’s project lifecycle support helps its customers find projects, land the job, do the work, and close projects out by providing guidance that allows its customers to deliver on project specifications and timelines that are critical to their success. Using an omni-channel approach and its Beacon PRO+® digital suite, Beacon differentiates its services and drives customer retention. Beacon’s customer base is composed of professional contractors, home builders, building owners, lumberyards, and retailers across the U.S. and Canada who depend on reliable local access to exterior building products for residential and non-residential projects. Beacon’s customers vary in size, ranging from relatively small contractors to large contractors and builders that operate on a national scale.
As of December 31, 2024, Beacon operated 586 branches, which it designates as either standalone or co-located. A co-located branch shares all or a portion of a physical location with a standalone branch, but it records sales separately (to a different customer base and/or through different product offerings from the standalone branch) and generally operates with independent employees and inventory.
Classification of Branch Results
In managing its business, Beacon considers all growth, including the opening of new branches (also referred to as greenfields), to be organic growth, unless it results from an acquisition. When referring to organic growth, Beacon includes growth from existing branches and greenfields but excludes growth from acquired branches until they have been reclassified to existing as described further below.

Acquired branches
The results of operations of acquired branches are designated as such until they have been under Beacon’s ownership and have contributed to its results of operations for at least 12 calendar months (treating partial months as full months), after which such branches are classified as existing. Therefore, the prior year results of operations for branches are reclassified to existing when the comparable current month’s financial results are also classified as existing. Under this branch classification methodology, a branch’s results of operations can be classified as both acquired and existing in the same fiscal reporting period. Beacon believes its branch classification methodology enhances comparability of branch results between periods and demonstrates the economic impact of newly acquired branches on its financial results.
The following table illustrates the classification of financial results for branches acquired in 2023:

Date Acquired	Company Name	Branches Acquired	Results of Operations Classified as Acquired	Results of Operations Classified as Existing
November 1, 2023	H&H Roofing Supply, LLC	1	January 2024 - October 2024	November 2023 - December 2023; November 2024 - December 2024
October 2, 2023	Garvin Construction Products, LLC	5	January 2024 - September 2024	October 2023 - December 2023; October 2024 - December 2024
September 1, 2023	S&H Building Material Corporation	1	January 2024 - August 2024	September 2023 - December 2023; September 2024 - December 2024
August 1, 2023	All American Vinyl Siding Supply, LLC	1	January 2024 - July 2024	August 2023 - December 2023; August 2024 - December 2024
July 10, 2023	Crossroads Roofing Supply, Inc.	5	January 2024 - June 2024	July 2023 - December 2023; July 2024 - December 2024
June 12, 2023	Silver State Building Materials, Inc.	1	January 2024 - May 2024	June 2023 - December 2023; June 2024 - December 2024
March 31, 2023	Al’s Roofing Supply, Inc.	4	January 2024 - March 2024	April 2023 - December 2023; April 2024 - December 2024
March 31, 2023	Prince Building Systems, LLC	1	January 2024 - March 2024	April 2023 - December 2023; April 2024 - December 2024
January 4, 2023	First Coastal Exteriors, LLC	2	None	January 2023 - December 2023; January 2024 - December 2024

All branches acquired prior to January 1, 2023 are classified as existing and all branches acquired after December 31, 2023 are classified as acquired.

Greenfields
Beacon also applies the same definition for determining when a branch classification changes from greenfield to existing (i.e., branches are designated as greenfields until they have been opened for at least 12 calendar months (treating partial months as full months), after which such branches are classified as existing). It should also be noted that greenfield branches incur limited operating costs prior to their open date for things such as lease costs and other costs incurred in getting the branch ready to open. All such costs incurred prior to the greenfield open date are also classified as greenfield in all periods when discussing the results of operations.
Comparison of the Years Ended December 31, 2024 and 2023
The following tables set forth consolidated statements of operations data and such data as a percentage of total net sales for the periods presented (in millions):

	Year Ended December 31,
	2024	2023
Net sales	$9,763.2	$9,119.8
Cost of products sold	7,258.4	6,777.1
Gross profit	2,504.8	2,342.7
Operating expense:
Selling, general and administrative	1,637.6	1,454.3
Depreciation	109.9	91.2
Amortization	91.9	85.0
Total operating expense	1,839.4	1,630.5
Income (loss) from operations	665.4	712.2
Interest expense, financing costs and other, net	177.3	126.1
Loss on debt extinguishment	2.4	—
Income (loss) before provision for income taxes	485.7	586.1
Provision for (benefit from) income taxes	124.0	151.1
Net income (loss)	$361.7	$435.0

	Year Ended December 31,
	2024	2023
Net sales	100.0%	100.0%
Cost of products sold	74.3%	74.3%
Gross profit	25.7%	25.7%
Operating expense:
Selling, general and administrative	16.8%	15.9%
Depreciation	1.1%	1.1%
Amortization	1.0%	0.9%
Total operating expense	18.9%	17.9%
Income (loss) from operations	6.8%	7.8%
Interest expense, financing costs and other, net	1.8%	1.4%
Loss on debt extinguishment	0.0%	—
Income (loss) before provision for income taxes	5.0%	6.4%
Provision for (benefit from) income taxes	1.3%	1.6%
Net income (loss)	3.7%	4.8%

Net Sales
Net sales increased 7.1% to $9.76 billion in 2024, up from $9.12 billion in 2023. The following table summarizes net sales by line of business for the periods presented (in millions):

	Year Ended December 31,
	2024		2023		Change
	Net Sales	%	Net Sales	%	$	%
Residential roofing products	$4,833.5	49.5%	$4,652.0	51.0%	$181.5	3.9%
Non-residential roofing products	2,674.1	27.4%	2,395.7	26.3%	278.4	11.6%
Complementary building products	2,255.6	23.1%	2,072.1	22.7%	183.5	8.9%
Total net sales	$9,763.2	100.0%	$9,119.8	100.0%	$643.4	7.1%

The following table summarizes net sales by branch classification for the periods presented (in millions):

	Year Ended December 31,		Change
	2024	2023	$	%
Organic net sales
Existing	$9,167.7	$9,119.8	$47.9	0.5%
Greenfields	180.9	—	180.9	n/m
Total organic net sales	9,348.6	9,119.8	228.8	2.5%
Acquired	414.6	—	414.6	n/m
Total net sales	$9,763.2	$9,119.8	$643.4	7.1%

The increase in organic net sales was primarily driven by an increase in weighted-average selling price of approximately 1-2% coupled with an increase in estimated organic volume of approximately 1-2%. Total net sales continued to benefit from greenfields and acquired branches.
The Company estimates the impact of inflation or deflation on its sales and gross profit by looking at changes in its average selling prices and gross margins (discussed below). To calculate approximate weighted-average selling price and product cost changes, Beacon reviews organic U.S. warehouse sales of the same items sold regionally period over period and normalize the data for non-representative outliers. To determine estimated volumes, Beacon subtracts the change in weighted-average selling price, calculated as described above, from the total changes in net sales, excluding acquisitions and dispositions. As a result, and especially in high inflationary periods, the weighted-average selling price and estimated volume changes may not be directly comparable to changes reported in prior periods.
Gross Profit
The following table summarizes gross profit and gross margin by branch classification for the periods presented (in millions):

	Year Ended December 31,		Change(1)
	2024	2023	$	%
Organic gross profit
Existing	$2,359.6	$2,342.7	$16.9	0.7%
Greenfields	43.8	—	43.8	n/m
Total organic gross profit	2,403.4	2,342.7	60.7	2.6%
Acquired	101.4	—	101.4	n/m
Total gross profit	$2,504.8	$2,342.7	$162.1	6.9%
Gross margin	25.7%	25.7%	N/A	—%

(1)	Percentage changes for dollar amounts represent the ratable increase or decrease from period-to-period. Percentage changes for percentages represent the net period-to-period change in basis points.

Gross margin was 25.7% in both 2024 and 2023. Gross margin remained unchanged from the prior year as the increase in weighted-average selling price of approximately 1-2% was offset by an increase in weighted-average product cost of approximately 0-1% and a modestly higher non-residential product mix.
Selling, General, and Administrative (“SG&A”) Expense
The following table summarizes SG&A expense by branch classification for the periods presented (in millions):

	Year Ended December 31,		Change
	2024	2023	$	%
Organic SG&A
Existing(1)	$1,526.4	$1,452.9	$73.5	5.1%
Greenfields(2)	35.4	1.4	34.0	n/m
Total organic SG&A	1,561.8	1,454.3	107.5	7.4%
Acquired	75.8	—	75.8	n/m
Total SG&A	$1,637.6	$1,454.3	$183.3	12.6%
Total SG&A as % of net sales	16.8%	15.9%

(1)
Existing SG&A expense includes all direct and incremental costs incurred in connection with Beacon’s acquisition activity (“acquisition costs”) regardless of whether the acquired branch was classified as Existing or Acquired as of December 31, 2024 as well as all restructuring costs. Acquisition costs and restructuring costs included in Existing SG&A expense were $26.6 million and $7.4 million for 2024 and 2023, respectively. Excluding the impact of the acquisition costs and restructuring costs, Existing SG&A expense increased 3.8%, or $54.3 million from 2023 to 2024.

(2)
Greenfield branches incur limited operating costs prior to their open date for things such as lease costs and other costs incurred in getting the branch ready to open. Amounts reported for 2023 represent operating costs incurred in 2023 for greenfields opened in 2024.

SG&A expense increased 12.6%, or $183.3 million, to $1.64 billion in 2024, up from $1.45 billion in 2023. The increase in SG&A expense was primarily driven by acquisitions, greenfields, as well as an increase in one-time acquisition integration costs and restructuring costs.
The increase in organic SG&A expense was mainly influenced by the following factors:
•
a $61.1 million increase in payroll and employee benefit costs, primarily due to inflationary wage increases and higher average headcount in 2024 largely driven by greenfields, which contributed $16.5 million to the increase. To a lesser extent, the increase in payroll and employee benefit costs was due to one-time severance and employee benefit costs for employees impacted by Beacon’s operating cost reduction initiative. At the end of the third quarter of 2024, in response to market conditions, Beacon reduced its headcount. These actions are expected to yield annualized cost savings of $45 million, approximately $30 million of which will be realized in 2025;

•
a $25.3 million increase in warehouse operating costs, primarily due to higher rent expense across Beacon’s existing locations coupled with greenfields opened during the year, which contributed $10.2 million to the increase; and

•
a $10.3 million increase in general and administrative expenses, primarily due to an increase in acquisition-related costs of $5.1 million, costs attributable to greenfields of $2.7 million, and higher professional fees.

Total SG&A expense as a percent of net sales was higher in 2024 when compared to 2023 primarily as a result of the above factors. The impact of recent greenfields that have not yet fully matured and acquired branches that are not yet fully synergized also negatively affected Beacon’s operating leverage.
Depreciation Expense
Depreciation expense was $109.9 million in 2024, compared to $91.2 million in 2023. The comparative increase was primarily due to an increase in property and equipment as a result of new and acquired branches in 2024.
Amortization Expense
Amortization expense was $91.9 million in 2024, compared to $85.0 million in 2023. The comparative increase was primarily due to amortization expense associated with new intangible assets as a result of recent acquisitions.

Interest Expense, Financing Costs and Other
Interest expense, financing costs and other expense was $177.3 million in 2024, compared to $126.1 million in 2023. The comparative increase was primarily due to higher average debt balances in 2024 as a result of the 2030 Notes issued in July 2023, the refinancing of Beacon's existing term loan facility (the “2028 Term Loan”) in March 2024, and an increase in Beacon's existing asset-based revolving credit facility to build inventory, support the acquisition activity during 2024, and repurchase stock through Beacon's accelerated share repurchase program.
Loss on Debt Extinguishment
Loss on debt extinguishment was $2.4 million in 2024 due to the refinancing of the 2028 Term Loan and includes the write-off of previously capitalized debt issuance costs as well as certain third-party professional fees.
Income Taxes
Income tax provision (benefit) was $124.0 million in 2024, compared to $151.1 million in 2023. The comparative decrease in income tax provision was primarily due to lower pre-tax income. The effective tax rate was 25.5% in 2024, compared to 25.8% in 2023. The decrease in the effective tax rate was primarily a result of comparable year-over-year excess tax benefits from stock-based compensation relative to a lower 2024 pre-tax income base. Beacon also experienced a decrease in non-deductible compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which further contributed to the decrease in its effective tax rate.
Net Income (Loss)/Net Income (Loss) Per Common Share
Beacon calculates basic net income (loss) per common share by dividing net income (loss), less dividends on Preferred Stock and adjustments for participating securities for periods in which they are outstanding and Repurchase Premium in the period in which such Preferred Stock was redeemed, by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share is calculated based upon the weighted-average common shares plus the effect of all potentially dilutive common share equivalents, except when the effect would be anti-dilutive. For periods in which Preferred Stock is outstanding, diluted net income (loss) per common share is calculated by utilizing the most dilutive result after applying and comparing the two-class method and if-converted method.
The following table presents all the components utilized to calculate basic and diluted net income (loss) per common share (in millions, except per share amounts; certain amounts may not recalculate due to rounding):

	Year Ended December 31,
	2024	2023
Numerator:
Net income (loss)	$361.7	$435.0
Dividends on Preferred Stock	—	(13.9)
Undistributed income allocated to participating securities	—	(34.1)
Repurchase Premium	—	(414.6)
Net income (loss) attributable to common stockholders - Basic and Diluted	$361.7	$(27.6)

Denominator:
Weighted-average common shares outstanding - Basic	62.5	63.7
Effect of common share equivalents	1.2	—
Weighted-average common shares outstanding - Diluted	63.7	63.7

Net income (loss) per common share:
Basic	$5.78	$(0.43)
Diluted	$5.68	$(0.43)

Non-GAAP Financial Measures
To provide investors with additional information regarding its financial results, Beacon prepares certain financial measures that are not calculated in accordance with GAAP, specifically:
•	Adjusted Operating Expense. Adjusted Operating Expense is defined as operating expense excluding the impact of the adjusting items (as described below).
•	Adjusted Net Income (Loss). Adjusted Net Income (Loss) is defined as net income (loss), excluding the impact of the adjusting items (as described below).
•
Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss), excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).

Beacon uses these supplemental non-GAAP measures to evaluate financial performance, analyze the underlying trends in its business and establish operational goals and forecasts that are used when allocating resources. Beacon expects to compute its non-GAAP financial measures consistently using the same methods each period.
The Company believes these non-GAAP measures are useful measures because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.
While the Company believes that these non-GAAP measures are useful to investors when evaluating its business, they are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.
Adjusting Items to Non-GAAP Financial Measures
The impact of the following expense (income) items is excluded from each of the non-GAAP measures (the “adjusting items”):
•
Acquisition costs. Represent certain direct and incremental costs related to acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs. Acquisition costs are impacted by the timing and size of the acquisitions. Beacon excludes acquisition costs from its non-GAAP financial measures to provide a useful comparison of its operating results to prior periods and to its peer companies because such amounts vary significantly based on the magnitude of the acquisition and do not reflect its core operations.

•
Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of divestitures; costs related to changing the fiscal year end; amortization of debt issuance costs; debt refinancing and extinguishment costs; abandoned lease costs; and costs associated with responding to unsolicited acquisition proposals and attempts to acquire control of Beacon. Beacon excludes restructuring costs from its non-GAAP financial measures, as such items vary significantly based on the magnitude of the restructuring activity and also do not reflect expected future operating expenses. Additionally, these costs do not necessarily provide meaningful insight into the current or past core operations of its business.

The following table presents the pre-tax impact of the adjusting items on the consolidated statements of operations for each of the periods indicated (in millions):

	Operating Expense		Non-Operating Expense
	SG&A	Amortization	Interest Expense	Other (Income) Expense	Total
Year Ended December 31, 2024
Acquisition costs	$12.0	$91.9	$3.9	$—	$107.8
Restructuring costs	14.6	—	2.2	2.4	19.2
Total adjusting items	$26.6	$91.9	$6.1	$2.4	$127.0
Year Ended December 31, 2023
Acquisition costs	$6.9	$85.0	$4.1	$—	$96.0
Restructuring costs	0.5	—	1.5	—	2.0
Total adjusting items	$7.4	$85.0	$5.6	$—	$98.0

Refer to Adjusted Net Income (Loss) below for the tax impact of adjusting items.
Adjusted Operating Expense
The following table presents a reconciliation of operating expense, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Operating Expense for each of the periods indicated (in millions):

	Year Ended December 31,
	2024	2023
Operating expense	$1,839.4	$1,630.5
Acquisition costs	(103.9)	(91.9)
Restructuring costs	(14.6)	(0.5)
Adjusted Operating Expense	$ 1,720.9	$1,538.1

Net sales	$9,763.2	$9,119.8
Operating expense as % of net sales	18.9%	17.9%
Adjusted Operating Expense as % of net sales	17.6%	16.9%

Adjusted Net Income (Loss)
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Net Income (Loss) for each of the periods indicated (in millions):

	Year Ended December 31,
	2024	2023
Net income (loss)	$361.7	$435.0
Adjusting items:
Acquisition costs	107.8	96.0
Restructuring costs	19.2	2.0
Total adjusting items	127.0	98.0
Less: tax impact of adjusting items(1)	(32.6)	(25.1)
Total adjustments, net of tax	94.4	72.9
Adjusted Net Income (Loss)	$456.1	$507.9

Net sales	$9,763.2	$9,119.8
Net income (loss) as % of net sales	3.7%	4.8%
Adjusted Net Income (Loss) as % of net sales	4.7%	5.6%

(1)
Amounts represent tax impact on adjustments that are not included in the income tax provision (benefit) for the periods presented. The tax impact of adjustments for the years ended December 31, 2024 and 2023 were calculated using a blended effective tax rate of 25.7% and 25.6%, respectively.

Adjusted EBITDA
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated (in millions):

	Year Ended December 31,
	2024	2023
Net income (loss)	$361.7	$435.0
Interest expense, net	182.7	131.9
Income taxes	124.0	151.1
Depreciation and amortization	201.8	176.2
Stock-based compensation	31.0	28.0
Acquisition costs(1)	12.0	6.9
Restructuring costs(1)	17.0	0.5
Adjusted EBITDA	$930.2	$929.6

Net sales	$9,763.2	$9,119.8
Net income (loss) as % of net sales	3.7%	4.8%
Adjusted EBITDA as % of net sales	9.5%	10.2%

(1)	Amounts represent adjusting items included in SG&A expense and other (income) expense; remaining adjusting item balances are embedded within the other line item balances reported in this table.
Seasonality and Quarterly Fluctuations
The demand for exterior building materials is closely correlated to both seasonal changes and unpredictable weather patterns, therefore demand fluctuations are expected.
In general, the net sales and net income are highest in quarters ending June 30, September 30, and December 31, which represent the peak months of construction and re-roofing. Conversely, Beacon has historically experienced low net income levels or net losses in quarters ending March 31, when winter construction cycles and cold weather patterns have an adverse impact on its customers’ ability to conduct their business.
The balance sheet fluctuates throughout the year, driven by similar seasonal trends. Beacon generally experiences an increase in inventory and peak cash usage in the quarters ending March 31 and June 30, driven primarily by increased purchasing that is necessary to meet the rise in demand for its products during the warmer months. Accounts receivable, accounts payable, and cash collections are generally at their highest during the quarters ending June 30 and September 30, when sales are typically at their peak.
At times, Beacon experiences fluctuations in its financial performance that are driven by factors outside of its control, including the impact that severe weather events and unusual weather patterns may have on the timing and magnitude of demand and material availability.
Liquidity and Capital Resources
The following table summarizes the cash flows for the periods indicated (in millions):

	Year Ended December 31,
	2024	2023
Net cash provided by (used in) operating activities	$419.4	$787.8
Net cash provided by (used in) investing activities	(540.5)	(225.6)
Net cash provided by (used in) financing activities	112.8	(546.4)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	0.5
Net increase (decrease) in cash and cash equivalents	$(9.7)	$16.3

Operating Activities
Net cash provided by operating activities was $419.4 million in 2024, compared to $787.8 million in 2023. Cash from operations decreased $368.4 million primarily due to a decrease in net income coupled with an incremental cash outflow of $325.8 million stemming from changes to the net working capital, mainly driven by an unfavorable change in cash related to inventories and accounts payable and accrued expenses partially offset by adjustments for non-cash items of $30.7 million.
Investing Activities
Net cash used in investing activities was $540.5 million in 2024, compared to $225.6 million in 2023. Cash used in investing activities increased $314.9 million primarily due to an increase in acquisitions during the period.
Financing Activities
Net cash provided by financing activities was $112.8 million in 2024, compared to net cash used in financing activities of $546.4 million in 2023. Cash provided by financing activities increased $659.2 million primarily due to the one-time repurchase of convertible preferred stock in 2023, partially offset by an increase in common stock repurchases compared to the prior year.
Monitoring and Assessing Collectability of Accounts Receivable
Beacon performs periodic credit evaluations of its customers and generally does not require collateral, although Beacon typically obtains payment and performance bonds for any type of public work and can lien projects under certain circumstances. Consistent with industry practices, Beacon requires payment from most customers within 30 days, except for sales to its non-residential roofing contractors, which Beacon typically requires to pay in 60 days.
As Beacon’s business is seasonal in certain geographic regions, its customers’ businesses are also seasonal. Sales are lowest in the winter months and its past due accounts receivable balance as a percentage of total receivables generally increases during this time. Throughout the year, Beacon closely monitors its receivables and record estimated reserves based upon its judgment of specific customer situations, aging of accounts, the historical write-offs of uncollectible accounts, and expected future circumstances that may impact collectability.
Beacon’s divisional credit teams are staffed to manage and monitor its receivable aging balances and are led by a Chief Credit Officer, a seasoned executive with expertise in underwriting, loss mitigation, and collections. Its systems allow us to enforce predetermined credit approval levels and properly leverage new business. Specifically, the credit preapproval process denotes the maximum credit that each level of management can approve, with the highest credit amount requiring approval by the Chief Executive Officer and Chief Financial Officer. There are daily communications with branch and field staff and the divisional credit teams conduct periodic reviews with their branch managers, various regional management staff, and the Chief Credit Officer. Depending on the state of the respective division’s receivables, these reviews can be weekly, biweekly, or monthly. Additionally, the divisional credit teams are required to submit a monthly receivable forecast to the Chief Credit Officer. On a monthly basis, the Chief Credit Officer reviews and discusses these forecasts, as well as a prior month recap, with members of the executive management team.
Periodically, Beacon performs a specific analysis of all accounts past due and write off account balances when it has exhausted reasonable collection efforts and determined that the likelihood of collection is remote based upon the following factors:
•	aging statistics and trends;
•	customer payment history;
•	review of the customer’s financial statements when available;
•	independent credit reports; and
•	discussions with customers.

Beacon still pursues collection of amounts written off in certain circumstances and credit the allowance for any subsequent recoveries. Over the past three fiscal years, bad debt expense has been, on average, 0.12% of net sales. The continued limitation of bad debt expense is primarily attributable to the strengthening of the collections process and the overall credit environment.
Quantitative and Qualitative Disclosures about Market Risk
Beacon is exposed to certain market risks as part of its on-going business operations, including foreign currency exchange rate risk and commodity price risk.
Foreign Currency Exchange Rate Risk
Beacon has exposure to foreign currency exchange rate fluctuations for net sales generated by its operations outside of the U.S., which can adversely impact its net income and cash flows. Approximately 3.0% of its net sales in 2024 were derived from sales to customers in Canada. This business is primarily conducted in the local currency. This exposes Beacon to risks associated with changes in foreign currency that can adversely affect net sales, net income, and cash flows. A 10% fluctuation of foreign currency exchange rates would not have a material impact on the results of operations or cash flows; therefore, Beacon currently does not enter into financial instruments to manage this minimal foreign currency exchange risk.
Commodity Price Risk
Beacon is exposed to changes in prices of commodities used in its operations, primarily associated with energy, such as crude oil, and raw materials, such as asphalt and lumber. Beacon generally manages the risk of changes in commodity prices that impact its costs by seeking to pass commodity-related inflation on to its customers. Beacon may enter into derivative financial instruments to mitigate the potential impact of commodity price fluctuations on the results of operations or cash flows. As of December 31, 2024, Beacon had no such derivative financial instruments in place.

BUSINESS OF BEACON
Unless otherwise indicated or the context otherwise requires, in this Business section, references to “Beacon” and the “Company” refer to Beacon and its consolidated subsidiaries before giving effect to the Acquisition.
Overview
Beacon is the leading publicly-traded specialty wholesale distributor of roofing and complementary building products, including waterproofing products, in North America. Beacon has served the building industry for over 95 years and as of December 31, 2024, operated 586 branches throughout all 50 states in the U.S. and seven provinces in Canada. Beacon offers an extensive range of high-quality professional grade exterior products comprising over 135,000 SKUs, and it serves approximately 110,000 residential and non-residential customers who trust Beacon to help them save time, improve efficiency, and enhance productivity.
Beacon differentiates itself in the industry by providing its customers with seamless execution, service differentiation, and a solutions-based approach that allows Beacon to meet each of its individual customer’s specific needs. Beacon also works closely with its suppliers, who rely on it to position their products advantageously in the market, supporting advances in products and services that ultimately benefit its customers.
Beacon’s Industry
Specialty distributors of roofing and complementary building products serve the critical role of facilitating supply chain relationships between a small number of manufacturers and thousands of local, regional, and national contractors. The distributor is a value-added partner who can advise contractors on job-specific residential or commercial product bundles and provide last-mile delivery and logistics services. Distributors may also extend trade credit and use digital platforms to aid customers in optimizing their businesses.
Market Size
Based on management’s estimates, Beacon believes the roofing distribution market in the U.S. and Canada represents more than $35 billion in annual sales with roughly 70% of the market in residential roofing and 30% in non-residential roofing. Additionally, Beacon believes the distribution market for complementary building products, including siding, waterproofing, plywood/OSB, and windows and doors, represents more than $25 billion in annual sales with roughly 70% of the market in residential roofing and 30% in non-residential roofing. Beacon believes its position in a collective addressable market of over $60 billion provides ample opportunity for growth both organically as well as through continued consolidation of the fragmented portion of the market. During the year ended December 31, 2024, residential sales represented less than 50% of Beacon’s total net sales with the remainder attributable to its non-residential and complementary lines of business.
Demand Drivers
Beacon believes a significant driver of roofing demand is re-roofing activity (estimated at 80%) with the remaining demand tied to new construction. Re-roofing projects are typically related to required and necessary maintenance and repairs and are therefore less likely to be postponed during periods of recession or slower economic growth. As a result, demand for roofing products historically has been less volatile than overall demand for construction products.
Beacon’s complementary building products demand comes from both the residential and non-residential sectors. These products allow Beacon to be the supplier of choice to its exteriors-focused customers and possess relatively greater end-market exposure to new construction (estimated at 30%) compared to roofing products (estimated at 20%).
In addition to its domestic operations, Beacon also operates in seven provinces across Canada. These international locations represented approximately 3.0% of Beacon’s total net sales for the year ended December 31, 2024.
Competition
Competition is primarily composed of national, regional, and local specialty roofing distributors and, to a lesser extent, other building supply distributors and big box retailers. Among distributors, Beacon competes against a small number of large distributors and many small, privately-owned distributors. Given significant consolidation in the past decade, we believe Beacon and two other distributors now represent nearly 70% of the roofing distribution industry in North America. Although Beacon is the leading publicly-traded specialty wholesale distributor of roofing and complementary building products, including waterproofing products, in North America, the industry remains highly competitive. The principal competitive factors in Beacon’s business include, but are not limited to, the availability of materials and supplies; technical product knowledge and advisory expertise; delivery and other services including digital capabilities; pricing of products; and the availability of credit and capital.
Beacon’s Customers
Beacon’s mission is to empower its customers to build more for their customers, businesses, and communities. Beacon’s project lifecycle support helps its customers find projects, land the job, do the work, and close projects out by providing guidance that allows its customers to deliver on project specifications and timelines that are critical to their success. Using an omni-channel approach and the Beacon PRO+® digital suite, Beacon differentiates its services and drive customer retention.
Beacon’s customer base is composed of professional contractors, home builders, building owners, lumberyards, and retailers across the U.S. and Canada who depend on reliable local access to building products for residential and non-residential projects. Beacon’s customers vary in size, ranging from relatively small contractors to large contractors and builders that operate on a national scale. A significant number of its customers have relied on Beacon as their vendor of choice for decades. For the year ended December 31, 2024, no single customer accounted for more than 1% of Beacon’s net sales.
Beacon’s Strategic Initiatives
Growth
Beacon’s history has been strongly influenced by significant acquisition-driven growth, which has expanded its geographic footprint, enhanced its market presence, and diversified its product offerings. Beacon has also pursued organic growth via new greenfield locations to expand service to customers in key markets. The scale Beacon has achieved from its expansion serves as a competitive advantage, allowing Beacon to use its assets more efficiently.
Since January 1, 2022, Beacon has pursued and finalized numerous acquisitions in key markets to complement the expansion of its geographic footprint and expand its product offerings, totaling 85 total branches from 26 acquisitions, which, for the twelve months prior to being acquired, produced aggregate annual sales of approximately $1.05 billion.
Since January 1, 2022, Beacon has opened 64 new branches across Alabama, Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, New Hampshire, North Carolina, Ohio, South Carolina, Tennessee, Texas, Virginia, Washington, and Wisconsin, as well as New Brunswick, Canada and Ontario, Canada.
To achieve organic growth, Beacon is investing in sales models to drive productive customer engagement and add value to its customers. Further development and facilitation of relationships between its local sales teams and contractors give Beacon considerable opportunities to differentiate its service offerings. Beacon is focused on additional training for its sales organization, helping its sales team build on existing customer relationships, leading to higher productivity. In addition, Beacon supplements the sales team’s outreach efforts with branch personnel, digital platform engagement, centralized sales, and marketing and pricing support. Beacon’s customer relationship management software elevates customer contact efficiency and provides coaching metrics to its sales team, while additional tools and analytics are employed to enhance the sales team’s pricing proficiency.
Digital
Beacon provides the most complete digital offering in building products distribution and continue to expand its capabilities. Beacon PRO+® is its proprietary digital account management suite that allows customers to manage their business with Beacon online while offering easy access to detailed residential and non-residential roofing estimation reports. Beacon’s digital platform enables customers to order online from its catalog of over 135,000 products, have 24/7 access to view real-time pricing, process and review the status of orders, track deliveries, monitor local storm activity and vendor promotions, request and approve quotes, and pay their bills online. Beacon is further enhancing Beacon PRO+® through partner integrations to help its customers improve estimating, project management and the homeowner experience. Beacon PRO+® provides Beacon with additional opportunities to engage with its customers and helps them save time, work more efficiently, and grow their businesses.
By expanding and promoting its digital solutions, Beacon is meeting its customers’ changing needs and improving its returns through e-commerce. Beacon is also building strong relationships with suppliers who rely on it to position their products advantageously in the market. Beacon will continue to invest in its suite of digital solutions to maintain its competitive advantage and provide superior value and convenience to its customers and suppliers.
Beacon OTC® Network
The Beacon On Time & Complete (“OTC”) Network is an operating model in which networked branches share inventory, fleet, equipment, employees and systems for an optimal customer delivery experience. Customers benefit from improved service levels, delivery times and product availability, while Beacon gains efficiencies in staffing, fleet and inventory. Beacon is transitioning to this model in its markets containing an appropriate level of branch density, which it believes will drive shared success for its teams. As of December 31, 2024, the Beacon OTC® Networks were operational in 61 markets, consisting of over 290 branches.
Branch Performance
Beacon is a learning organization intent on continuous improvement. In particular, Beacon maintains an intensified focus on its branches that fall in the bottom quintile of its operating performance metrics in order to determine the appropriate actions to improve the profitability of these locations. Using extensive data from its enterprise resource planning system and a regular management reporting cadence, Beacon is able to diagnose issues and make sustainable improvements. Beacon will continue to focus on driving sales and operating improvements to bring these branches up to their potential.
Beacon’s Products & Services
Beacon’s product lines are designed to meet the requirements of its residential, non-residential, and complementary building products customers. Beacon carries one of the most extensive arrays of high-quality branded products in the industry, including its private label brand, TRI-BUILT®. Beacon’s TRI-BUILT® products offer a high-quality and superior-value alternative for its customers while delivering higher margins and brand exclusivity in the marketplace. Beacon fulfills the vast majority of its warehouse orders with inventory on hand because of the breadth and depth of the inventories at its branches.
In the residential market, asphalt shingles comprise the largest share of the products Beacon sells. In the non-residential market, single-ply membranes, insulation, and accessories comprise the largest share of its product offerings. In the area of complementary building products, waterproofing, siding, plywood/OSB, and windows and doors comprise the largest share of the products in its portfolio.
During the year ended December 31, 2024, Beacon’s distribution infrastructure served nearly 1.4 million customer deliveries. Beacon maintained a fleet of 2,408 CDL trucks, most of which are equipped with truck-mounted forklifts, cranes, hydraulic booms, or conveyors. This specialized equipment is required to deliver products to job sites in an efficient and safe manner and in accordance with its customers’ requirements.
Beyond product delivery, Beacon provides superior value-added services to its customers. Beacon employs a knowledgeable sales force that possesses an in-depth understanding of roofing and the building products we provide. Beacon’s sales force provides guidance to its customers throughout the lifecycles of their projects, including training, technical support, and access to Beacon PRO+®.
Beacon’s Supply Chain
Beacon is a key distributor for its suppliers due to its industry expertise, scale, track record of growth, financial strength and the substantial volume of products that it distributes. Beacon maintains strong relationships with numerous manufacturers of roofing materials, complementary building products and exterior waterproofing products in order to reduce dependence on any single company, maintain purchasing leverage and ensure breadth of product availability in its local markets. These strong and diverse relationships are particularly important as the building materials industry has experienced constrained supply chain dynamics both domestically and internationally in recent years. Beacon’s value proposition to its suppliers includes serving as a vital way to manage channel inventory and providing last mile, just-in-time delivery through its extensive logistics network and large fleet of rolling stock. Beacon’s largest suppliers include predominantly domestic companies such as Owens Corning, GAF, Carlisle Construction Materials, Holcim Elevate, CertainTeed Roofing and Siding, IKO Manufacturing, TAMKO Building Products, Westlake Royal Building Products, James Hardie Building Products, Dow, Sika USA and many more high-quality suppliers.
Beacon manages the procurement of products through its national headquarters, regional offices and local branches, allowing it to take advantage of both scale and local market conditions to purchase products more economically than most of its competitors. Product is shipped by the manufacturers primarily to its branches and the Beacon OTC® Network hubs, as well as directly to its customers.
Beacon’s Values – Corporate Responsibility
Beacon was founded on a set of principles that have guided its business practices and growth philosophy for over 95 years. Through growth, geographic expansion and acquisitions throughout the U.S. and Canada, Beacon has sustained a values-based company culture. Beacon’s values continue to be the foundation of being a preferred partner for its customers, employees, suppliers and communities.
Human Capital
Beacon values putting people first and strives to help its employees, customers and suppliers reach their full potential. Beacon emphasizes its core values to all its employees, establishing shared expectations of respect and inclusivity, work ethic, collaboration and a commitment to deliver quality results.
Beacon is committed to a culture of safety, including a focus on the overall health and wellness of its employees. Beacon’s goal is to be an injury-free workplace, and it tracks companywide safety metrics to monitor its progress toward this objective. From day one on the job for a new employee, Beacon emphasizes safe behaviors and actions. Weekly branch safety meetings and training keep safety at the forefront. Beacon maintains a comprehensive safety tracking and companywide scorecard program. Beacon tracks and closely manages overall workers’ compensation and auto claims, Occupational Safety and Health Administration recordable incidents, lost time rates, Department of Transportation compliance and other internally established safety prevention elements in an effort to make every day safer. Beacon is proud to foster a workplace where every level of the business is committed to eliminating, controlling or reducing risks for its team members and the communities Beacon serves.
Beacon conducts new hire training and require annual training be taken by all employees to provide anti-bribery, antitrust, unfair competition, anti-kickback and other compliance knowledge, and promotes behavior that reflects its core value to Do the Right Thing.
Beacon conducts a comprehensive annual organization and talent review process, culminating with a report to its board of directors covering key elements such as: executive succession and development, organizational structure, talent pipelines and workforce planning requirements. Beacon maintains a broad suite of e-learning courses to deliver new hire, professional development and annual training on subjects such as management skills, product knowledge and operational proficiency.
Beacon’s Total Rewards program encompasses compensation, benefits and employee development. In 2024, Beacon engaged a new Employee Assistance Plan provider with a focus on mental health awareness programs, including a risk assessment tool. Beacon tracks voluntary and involuntary turnover and conduct exit interviews to gain relevant information and adapt its engagement and retention strategy as appropriate.
Beacon actively works to engage employees in its winning culture and empower them to reach their full potential. In 2024, Beacon further embedded the notion of “Beacon Has Your Back” to emphasize how team members can support each other and participate in a workplace of safety and respect. Through this effort Beacon collected feedback in an employee survey which indicated that over 84% of team members feel that their leaders support them. Beacon recognizes the influential demographic trends in its industry and in 2024, Beacon engaged further with certain communities through native language communications, a manager resource kit, and involvement in Hispanic-focused trade shows and training events. Beacon also maintains Beacon Cares, an employee assistance fund to support team members who are impacted by unexpected financial crises. In 2024, following multiple hurricanes affecting its branch neighborhoods, Beacon and its employees raised nearly $100,000 to help impacted teammates. In addition, Beacon awarded post-secondary funding to 50 winners of Robert R. Buck Scholarships for outstanding students whose parents work at Beacon.
Beacon promotes a culture of charitable support and giving back to its neighbors. In 2024, Beacon supported communities where it operates through a national partnership with Rebuilding Together, the leading national nonprofit with a vision to ensure safe homes and communities for everyone. In addition, Beacon named ten veteran winners in its fifth annual Beacon of Hope contest that was created to give back to distinguished military veterans and veteran organizations by providing roof replacements or repairs. To date, the contest has helped deliver new or repaired roofs to 50 former service members facing adversity in the years following their military service. In addition, Beacon expanded its partnership with K-9’s for Warriors to sponsor 16 service dogs for Veterans and were named the charity’s Partner of the Year.
As of December 31, 2024, Beacon had 8,068 active employees. Beacon has 351 employees that are represented by labor unions and there are no material outstanding labor disputes.
Environment
Beacon’s greatest direct impact on the environment is through fleet emissions, and Beacon has committed to using the Beacon OTC® Network strategy to minimize fuel use intensity. The Beacon OTC® Network focuses on transforming multi-branch markets into a holistic market model that optimizes customer deliveries by shipping from the closest branch to the customer’s delivery address. Further, Beacon continually invests in modernizing its fleet to reduce emissions and improve safety for its drivers. As an EPA SmartWay Partner, Beacon also benchmarks with and learns from companies that have similar large fleets and are seeking to minimize emissions.
Risk Governance
Maintaining Beacon’s leadership position in the building products distribution industry requires that its information technology deliver against its goal to help its customers build more. Beacon’s information security team deploys an array of cybersecurity capabilities to protect its various business systems and data. Beacon continually invests in protecting against, monitoring and mitigating risks across the enterprise including, as one of its risk mitigation controls, an information security risk insurance policy.
Government Regulations
Beacon is subject to regulation by various federal, state, provincial and local agencies. These agencies include the Environmental Protection Agency, Department of Transportation, Occupational Safety and Health Administration, Department of Labor and Equal Employment Opportunity Commission. Beacon believes it complies, in all material respects, with applicable statutes and regulations affecting environmental issues and its employment, workplace health and workplace safety practices, and compliance with such statutes and regulations has no material effect on its capital expenditures, earnings or competitive position.
Seasonality and Quarterly Fluctuations
The demand for exterior building materials is closely correlated to both seasonal changes and unpredictable weather patterns, therefore demand fluctuations are expected.
In general, Beacon’s net sales and net income are highest in quarters ending June 30, September 30, and December 31, which represent the peak months of construction and re-roofing. Conversely, Beacon has historically experienced low net income levels or net losses in quarters ending March 31, when winter construction cycles and cold weather patterns have an adverse impact on its customers’ ability to conduct their business.
Beacon’s balance sheet fluctuates throughout the year, driven by similar seasonal trends. Beacon generally experiences an increase in inventory and peak cash usage in the quarters ending March 31 and June 30, driven primarily by increased purchasing that is necessary to meet the rise in demand for its products during the warmer months. Accounts receivable, accounts payable and cash collections are generally at their highest during the quarters ending June 30 and September 30, when sales are typically at their peak.
At times, Beacon experiences fluctuations in its financial performance that are driven by factors outside of its control, including the impact that severe weather events and unusual weather patterns may have on the timing and magnitude of demand and material availability.

Properties
As of December 31, 2024, Beacon leased locations supporting 566 branch facilities and 5 non-branch facilities throughout the U.S. and Canada. These leased facilities range in size from approximately 2,000 square feet to 148,700 square feet. In addition, as of December 31, 2024, Beacon owned 20 branch facilities. These owned facilities range in size from approximately 11,500 square feet to 68,000 square feet. Beacon believes that its properties are in good operating condition and adequately serve its current business operations.
Legal Proceedings
From time to time, Beacon is involved in legal proceedings and governmental investigations arising in the ordinary course of business, including product-related, personal injury, employment, environmental, property or commercial matters. These proceedings may also include actions brought against Beacon with respect to corporate matters and transactions in which Beacon was involved. The defense of these proceedings and governmental investigations may require significant expense and require management’s time and attention and, depending on the resolution of the proceedings and investigations, Beacon could be required to pay damages or fines. Beacon accrues a liability for legal claims when payments associated with the claims become probable and the loss can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts accrued for those claims, and insurance or indemnification rights may be insufficient or unavailable to protect Beacon against all loss exposures. Beacon’s reputation could be negatively affected by publicity resulting from adverse outcomes in legal proceedings or governmental investigations.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a discussion of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our Common Stock by Non-U.S. Holders (as defined below) that purchase our Common Stock pursuant to this offering. Except as expressly provided below, this discussion applies only to Non-U.S. Holders that hold such Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).
For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is not treated as any of the following:
•	an individual citizen or resident individual of the United States, as determined for U.S. federal income tax purposes;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of a jurisdiction of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;
•
a trust, if it (i) is subject to the primary supervision of a court within the United States and that has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	a partnership (including any entity or arrangement that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes).
If an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a partnership or other pass-through entity that acquires our Common Stock, you are urged to consult your tax advisor regarding the tax consequences of acquiring, owning and disposing of our Common Stock.
This discussion is not a complete analysis or listing of all of the possible tax consequences of acquiring, owning and disposing of our Common Stock and does not address all tax considerations that might be relevant to a Non-U.S. Holder in light of its particular circumstances or to Non-U.S. Holders that may be subject to special treatment under U.S. federal tax laws, including, without limitation: banks, insurance companies, and other financial institutions; brokers, dealers or traders in securities or currencies or other persons that generally mark their securities to market for U.S. federal income tax purposes; foreign governments and non-U.S. pension funds; U.S. expatriates and former citizens or long-term residents of the United States; “passive foreign investment companies,” “controlled foreign companies” and corporations that accumulate earnings to avoid U.S. federal income tax; tax-exempt organizations or governmental organizations; persons that will receive our Common Stock as compensation; retirement plans; regulated investment companies; real estate investment trusts; certain holders who hold our Common Stock as part of a straddle, hedge or other integrated transaction; persons subject to the “applicable financial statement” rules of Section 451(b) of the Code; or persons that own, directly, indirectly or constructively, more than five percent of our Common Stock (except to the extent specifically set forth below). Furthermore, this summary does not address U.S. federal tax laws other than U.S. federal income tax laws (such as U.S. federal estate or gift tax, the net investment income tax, or any alternative minimum tax), nor does it address any aspects of U.S. state or local or non-U.S. laws. Non-U.S. Holders are urged to consult with their own tax advisors regarding the possible application of those taxes.
The following discussion is based upon the Code, existing and proposed U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), U.S. judicial decisions and administrative pronouncements, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that a change in law will not significantly alter the tax considerations that are described in this summary. We have not requested, and will not request, a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of our Common Stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local and applicable non-U.S. tax laws of the acquisition, ownership and disposition of our Common Stock.
Distributions
If we make distributions of cash or property in respect of our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in shares of our Common Stock, and thereafter will be treated as capital gain (which will be treated in the manner described below under “—Sale, Exchange or Other Taxable Disposition of our Common Stock”).
Except as described below under “—U.S. Trade or Business Income,” and subject to the discussion below under “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Common Stock. However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds our Common Stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits.
In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form (or, in each case, an appropriate successor form) certifying under penalty of perjury such shareholder’s status as a non-U.S. person and entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.
Dividend income that is effectively connected with the conduct of a trade or business within the U.S. by a Non-U.S. Holder will be taxed in the manner described in “—U.S. Trade or Business Income” below.
Sale, Exchange or Other Taxable Disposition of Our Common Stock
Except as described below under “—Information Reporting and Backup Withholding Tax,” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other disposition of our Common Stock unless:
•
the gain is effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), in which case, such gain will be taxed as described in “—U.S. Trade or Business Income,” below;

•
the Non-U.S. Holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by U.S.-source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the period (the “Applicable Period”) that is the shorter of the five-year period ending on the date of the disposition of our Common Stock and the Non-U.S. Holder’s holding period for our Common Stock, in which case, subject to the Publicly Traded Exception (discussed below), such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income as described below under “—U.S. Trade or Business Income.”
In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. However, even if it is determined that we are a USRPHC, gain realized by a Non-U.S. Holder on a sale, exchange or other disposition of our Common Stock will not be subject to tax as U.S. trade or business income under section 897 of the Code if such Non-U.S. Holder held (directly, indirectly or constructively) at all times during the Applicable Period 5% or less of our Common Stock, provided that our Common Stock was “regularly traded” (as defined in Treasury Regulations) on an established securities market during such period (the “Publicly Traded Exception”). Although there can be no assurances in this regard, we believe we have not been and are not currently a USRPHC, and do not anticipate being a USRPHC in the future.
U.S. Trade or Business Income
For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Common Stock will be considered to be “U.S. trade or business income” if (A) (i) such income or gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and (ii) if the Non-U.S. Holder is eligible for the benefits of an income tax treaty with the United States, such income or gain is attributable to a permanent establishment (or, in the case of an individual, a fixed base) that the Non-U.S. Holder maintains in the United States or (B) with respect to gain on the taxable disposition of our Common Stock, we are or have been a USRPHC at any time during the Applicable Period (subject to the Publicly Traded Exception discussed under “—Sale, Exchange or Other Taxable Disposition of our Common Stock”). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided certain certification and disclosure requirements are satisfied, including providing a properly executed IRS Form W-8ECI or other applicable form (or, in each case, an appropriate successor form)); instead, such income is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person). Any U.S. trade or business income received by a non-U.S. corporation above may also be subject to a “branch profits tax” at a 30% rate or at a lower rate prescribed by an applicable income tax treaty.
Information Reporting and Backup Withholding Tax
We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to a Non-U.S. Holder of our Common Stock will generally be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or, in each case, an appropriate successor form) or otherwise establishes an exemption and the applicable withholding agent does not have actual knowledge or reason to know that the shareholder is a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.
The payment of the proceeds from the disposition of our Common Stock to or through the U.S. office of any broker (U.S. or non-U.S.) will not be subject to information reporting or backup withholding if the shareholder provides the certification described above to the applicable withholding agent or otherwise establishes an exemption and the applicable withholding agent does not have actual knowledge or reason to know that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our Common Stock to or through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will generally not be subject to information reporting or backup withholding. Holders of our Common Stock are urged to consult their tax advisor on the application of information reporting and backup withholding in light of their particular circumstances.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be refunded by the IRS or credited against such shareholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), generally impose a U.S. federal withholding tax on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a withholding tax at a rate of 30% may be imposed on dividends on our Common Stock paid to a non-U.S. entity unless: (i) if the non-U.S. entity is a “foreign financial institution,” such non-U.S. entity undertakes certain due diligence, reporting, withholding and certification obligations; (ii) if the non-U.S. entity is not a “foreign financial institution,” such non-U.S. entity certifies that it does not have any “substantial United States owners” (generally, any specified U.S. person who owns, directly or indirectly, more than a specified percentage of such entity) or furnishes identifying information regarding each such “substantial United States owner”; or (iii) the non-U.S. entity is otherwise exempt under FATCA. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders.
Withholding under FATCA generally applies to payments of dividends on our Common Stock. Proposed Treasury regulations, which taxpayers may rely upon until final regulations are issued, eliminate withholding on payments of gross proceeds. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits of the tax, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in the foregoing paragraphs.
Non-U.S. Holders are urged to consult their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock and the entities through which they hold our Common Stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

UNDERWRITING
QXO and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are the representatives of the underwriters (the “Representatives”).

Underwriters	Number of Shares
Morgan Stanley & Co. LLC	18,867,925
Goldman Sachs & Co. LLC	18,867,925
Total	37,735,850

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 5,660,377 shares from QXO to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above at the same price per share as the other shares purchased by the underwriters in this offering. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The underwriters have agreed to purchase the shares of our Common Stock at a price of $13.00 per share, which will result in approximately $490.6 million of aggregate proceeds to us before expenses (or $564.2 million if the underwriters’ option to purchase additional shares of our Common Stock is exercised in full). The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by QXO. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$0.25	$0.25
Total	$9,433,962.50	$10,849,056.75

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.15 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
QXO estimates that its total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[  ].
QXO’s Common Stock is listed on NYSE under the symbol “QXO.”
QXO has agreed that, during the period ending 90 days after the date of this prospectus supplement (the “Lock-Up Period”), it will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of its securities that are substantially similar to the Common Stock, including but not limited to any options or warrants to purchase shares of Common Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the prior written consent of the Representatives. The foregoing restrictions do not apply to (A) the Common Stock to be sold in this offering, (B) the Common Stock to be sold in the Private Placement, (C) the issuance of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement, (D) the grant or settlement of options, restricted stock or restricted stock units to officers, directors, employees and consultants under any incentive compensation plan in effect on the date of this prospectus supplement or the filing of a registration statement on Form S-8 in connection therewith, (E) the issuance of Common Stock pursuant to any employee benefit plan assumed in connection with an acquisition of the securities, business, property or other assets of another person or entity, (F) the filing of a registration statement or prospectus supplement exclusively as a result of contractual obligations contained in the agreements relating to the Private Placement and (G) the issuance and sale of Common Stock in one or more private placements to one or more sovereign wealth funds or institutions controlled by, or whose funds are principally provided by, one or more sovereign wealth funds, for up to an aggregate amount of proceeds of $1 billion.
QXO’s directors and officers and JPE (collectively, the “Lock-up Parties”) have agreed that, without the prior written consent of the Representatives, they will not, during the Lock-Up Period: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or shares of QXO’s preferred stock, par value $0.001 per share (“Preferred Stock”), in each case, beneficially owned, by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or Preferred Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or Preferred Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, Preferred Stock or such other securities, in cash or otherwise. The foregoing restrictions do not apply to (A) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of this offering, (B) transfers of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock as a bona fide gift, (C) transfers of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to any immediate family member of the Lock-Up Party or any trust for the direct or indirect benefit of the Lock-Up Party or the immediate family of the Lock-Up Party, (D) distributions of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to limited partners, members or stockholders of the Lock-Up Party, (E) transfers of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock by will, other testamentary document or intestate succession or by operation of law, such as pursuant to a domestic order or negotiated divorce settlement, (F) transfers of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to another corporation, partnership or limited liability company that is a direct or indirect affiliate of the Lock-Up Party, or to an investment fund or other entity that controls or manages, or is under common control with, the Lock-Up Party, (G) transfers of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to QXO in connection with the repurchase of such securities upon the termination of the Lock-Up Party’s employment, (H) transfers (including through a “cashless” exercise or on a “net exercise” basis) of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to QXO solely as a result of the automatic vesting or settlement of any security convertible into Common Stock or Preferred Stock (including to satisfy withholding obligations or the payment of taxes in connection therewith), (H) transfers (including through a “cashless” exercise or on a “net exercise” basis) of shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to QXO solely as a result of the automatic vesting or settlement of any security convertible into Common Stock or Preferred Stock (including to satisfy withholding obligations or the payment of taxes in connection therewith), (I) transfers of shares of Common Stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction, (J) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act that does not provide for the transfer of shares of Common Stock during the Restricted Period, (K) the pledge, hypothecation or other granting of a security interest in shares of Common Stock, Preferred Stock or any security convertible into Common Stock or Preferred Stock to a to one or more nationally or internationally recognized financial institution as collateral or security for any bona fide loan, advance or extension of credit, in which the loan to value is less than 50%, and any transfer upon any foreclosure upon such securities pursuant to such loan, advance or extension of credit, and (L) the conversion of shares of Preferred Stock into shares of Common Stock; provided that in the case of any transfer, disposition or distribution (i) pursuant to clause (B), (C), (D), (E) or (F), each transferee, donee or distributee will deliver a lock-up agreement, (ii) pursuant to clause (H) and (L), any securities received by the Lock-Up Party will be subject to the foregoing restrictions.
In connection with the offering, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.
QXO has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In particular, Morgan Stanley & Co. served as lead financial advisor and Goldman Sachs & Co. served as financial advisor in connection with the Acquisition and affiliates of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are providers of the Committed Financing and are expected to be lenders under the Credit Facilities.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no securities have been offered or will be offered to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any securities being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No securities have been offered or will be offered to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority or is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that the securities may be offered to the public in the United Kingdom at any time:
(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”);
provided that no such offer of the securities shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the FSMA.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Switzerland
This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any securities. No securities have been offered or will be offered to the public in Switzerland, except that offers of securities may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”): (a) to any person which is a professional client as defined under the FinSA; (b) to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of representatives for any such offer; or (c) in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance; provided that no such offer of securities shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA.
The securities have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Japan
The securities have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the securities nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Hong Kong
The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(c)(ii) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the securities, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the securities are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Australia
This prospectus does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”); has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).
The securities may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the securities may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any securities may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the securities, you represent and warrant to us that you are an Exempt Investor.

As any offer of securities under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the securities, you undertake to us that you will not, for a period of 12 months from the date of issue of the securities, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Dubai International Financial Centre (“DIFC”)
This prospectus relates to an Exempt Offer in accordance with the Markets Law, DIFC Law No. 1 of 2012, as amended. This document is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (“DFSA”) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Israel
This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the securities is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

LEGAL MATTERS
Certain legal matters in connection with the offering of the securities will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
QXO
The consolidated financial statements of QXO, Inc. as of and for the years ended December 31, 2024 and 2023, incorporated by reference herein and in the registration statement, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, included in QXO, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Beacon
The consolidated financial statements of Beacon Roofing Supply, Inc. at December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

QXO, Inc.
Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Rights
Purchase Contracts
Units

We may offer and sell from time to time shares of our common stock, shares of our preferred stock, debt securities, depositary shares, warrants, rights, purchase contracts or units, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering. Each time we offer securities pursuant to this prospectus, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus. The prospectus supplement or a freewriting prospectus also may add, update or change information contained in or omitted from this prospectus. This prospectus may not be used to offer and sell securities without a prospectus supplement. In addition, selling securityholders named in a prospectus supplement may offer, from time to time and in one or more offerings, shares of our common stock, shares of our preferred stock or warrants.
These securities may be sold on a continuous or delayed basis directly to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.
Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “QXO.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.
Investing in these securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus as well as in any accompanying prospectus supplement and the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 6 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 29, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may offer and sell from time to time shares of our common stock, shares of our preferred stock, debt securities, depositary shares, warrants, rights, purchase contracts or units, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering.
In addition, selling securityholders may offer and sell, from time to time in one or more offerings, shares of our common stock, shares of our preferred stock or warrants. Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we will make with the SEC which will be incorporated into this prospectus by reference.
This prospectus provides you with a general description of the securities. Each time we or selling securityholders offer securities, we will provide a prospectus supplement that describes the terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus. Before making an investment decision, you should read carefully both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus as described below under the heading “Incorporation by Reference.”
The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about us and our securities. That registration statement is available on the SEC’s website at www.sec.gov.
We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement and accompanying prospectus, in the documents incorporated by reference into this prospectus supplement as described under “Where You Can Find More Information,” in any accompanying prospectus supplement and in any free writing prospectus we may authorized to be delivered to you. We will not take any responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. You should not assume that the information in this prospectus or any supplement to this prospectus or freewriting prospectus related thereto is accurate as of any date other than the date indicated on the cover page of this prospectus or any prospectus supplement or freewriting prospectus related thereto, as applicable. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.
We and selling securityholders may sell the securities to or through underwriters, dealers or agents or directly to purchasers. The securities may be sold for U.S. dollars, foreign-denominated currency, currency units or composite currencies. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency, currency units or composite currencies as specified in the applicable prospectus supplement. We, selling securityholders and our and their agents reserve the sole right to accept or reject in whole or in part any proposed purchase of the securities. The prospectus supplement, which we will provide each time we or selling securityholders offer the securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any related fee, commission or discount arrangements. See “Plan of Distribution.”
The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.
In this prospectus, the terms “QXO,” the “Company,” “we,” “us” and “our” refer to QXO, Inc. (f/k/a SilverSun Technologies, Inc.), unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file with the SEC annual, quarterly and current reports, proxy statements and other information. Such reports include our audited financial statements. Our publicly available filings can be found free of charge on the SEC’s website at www.sec.gov. Our filings may also be found free of charge on our corporate website at www.qxo.com/investors. Information on or accessible through our website does not constitute part of this prospectus (except for SEC reports expressly incorporated by reference herein).
As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (filed on March 14, 2024);
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (filed on May 7, 2024);
•
our Current Reports on Form 8-K filed on March 15, 2024, April 15, 2024, May 28, 2024, May 30, 2024 (excluding the information disclosed pursuant to Item 7.01 and Exhibit 99.1 thereto), June 5, 2024, June 6, 2024, June 14, 2024, June 14, 2024, July 5, 2024, July 18, 2024 and July 22, 2024; and

•
the description of the Company’s common stock contained in the Company’s Fifth Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 6, 2024, including any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents that we subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and any prospectus supplement and (2) the date securities are no longer offered pursuant to this prospectus and any prospectus supplement, will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of such reports and documents.
You should not assume that the information in this prospectus, any prospectus supplement, any applicable pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:
QXO, Inc.
Attention: Chief Legal Officer
Five American Lane
Greenwich, CT 06831
Telephone: (888) 998-6000

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference contain forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets and goals are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others:
•	risks associated with potential significant volatility and fluctuations in the market price of the Company’s common stock;
•	risks associated with the Company’s relatively low public float, which may result in its common stock experiencing significant price volatility;
•
risks associated with raising additional equity or debt capital from public or private markets to pursue the Company’s business plan following the closing of the private placements, including potentially one or more additional private placements of common stock, and the effects that raising such capital may have on the Company and its business, including the risk of substantial dilution or that the Company’s common stock may experience a substantial decline in trading price;

•	the possibility that additional future financings may not be available to the Company on acceptable terms or at all;
•	the effect that the consummation of the private placements have had or may have on the Company and its current or future business or on the price of the Company’s common stock;
•	the possibility that an active, liquid trading market for the Company’s common stock may not develop or, if developed, may not be sustained;
•
the possibility that the Company’s outstanding warrants and preferred stock may or may not be converted or exercised, and the economic impact on the Company and the holders of common stock of the Company that may result from either such exercise or conversion, including dilution, or the continuance of the preferred stock remaining outstanding, and the impact its terms, including its dividend, may have on the Company and the common stock of the Company;

•	uncertainties regarding the Company’s focus, strategic plans and other management actions;
•
the risk that the Company is or becomes highly dependent on the continued leadership of Brad Jacobs as chairman and chief executive officer and the possibility that the loss of Mr. Jacobs in these roles could have a material adverse effect on the Company’s business, financial condition and results of operations;

•
the possibility that the concentration of ownership by Mr. Jacobs may have the effect of delaying or preventing a change in control of the Company and might affect the market price of shares of the common stock of the Company;

•	the risk that Mr. Jacobs’ past performance may not be representative of future results;
•	the risk that the Company is unable to attract and retain world-class talent;
•
the risk that the failure to consummate any acquisition expeditiously, or at all, could have a material adverse effect on the Company’s business prospects, financial condition, results of operations or the price of the Company’s common stock;

•
risks that the Company may not be able to enter into agreements with acquisition targets on attractive terms, or at all, that agreed acquisitions may not be consummated, or, if consummated, that the anticipated benefits thereof may not be realized and that the Company encounter difficulties in integrating and operating such acquired companies, or that matters related to an acquired business

(including operating results or liabilities or contingencies) may have a negative effect on the Company or its securities or ability to implement its business strategy, including that any such transaction may be dilutive or have other negative consequences to the Company and its value or the trading prices of its securities;
•
risks associated with cybersecurity and technology, including attempts by third parties to defeat the security measures of the Company and its business partners, and the loss of confidential information and other business disruptions;

•	the possibility that new investors in any future financing transactions could gain rights, preferences and privileges senior to those of the Company’s existing stockholders;
•
the possibility that building products distribution industry demand may soften or shift substantially due to cyclicality or seasonality or dependence on general economic conditions, including inflation or deflation, interest rates, consumer confidence, labor and supply shortages, weather and commodity prices;

•
the possibility that regional or global barriers to trade or a global trade war could increase the cost of products in the building products distribution industry, which could adversely impact the competitiveness of such products and the financial results of businesses in the industry;

•
risks associated with potential litigation related to the transactions contemplated by the amended and restated investment agreement, dated April 14, 2024, among QXO, Jacobs Private Equity II, LLC and other investors party thereto or related to any possible subsequent financing transactions or acquisitions or investments;

•	uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and
•
other factors, including those set forth in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements herein speak only as of the date each statement is made. The Company undertakes no obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

THE COMPANY
QXO provides technology solutions, primarily to clients in the manufacturing, distribution and service sectors. The Company provides consulting and professional services, specialized programming, training and technical support. As a value-added reseller of business application software, QXO offers solutions for accounting, financial reporting, enterprise resource planning, warehouse management systems, customer relationship management, business intelligence and other applications. Additionally, QXO develops and publishes its own proprietary software.
QXO plans to become a tech-forward leader in the $800 billion building products distribution industry. The Company is targeting tens of billions of dollars of annual revenue in the next decade through accretive acquisitions and organic growth.
For a description of our business, financial condition, results of operations and other important information regarding QXO, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.” More information about us is also available through our website at www.qxo.com. The information on our website is not incorporated by reference into this prospectus or any accompanying prospectus supplement (except for SEC reports that are expressly incorporated by reference herein).
Our principal executive offices are located at Five American Lane, Greenwich, Connecticut 06831. Our telephone number is (888) 998-6000.

RISK FACTORS
Investing in our securities involves risk. Before you decide whether to purchase any of our securities, you should carefully consider the specific risks discussed in, or incorporated by reference into, the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference into this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For more information, please see “Incorporation by Reference.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

SELECTED FINANCIAL DATA
On June 6, 2024, we filed our Fifth Amended and Restated Certificate of Incorporation (as amended, the “Amended and Restated Charter”) to implement an 8-for-1 reverse stock split of our then outstanding shares of common stock. The reverse stock split reduced the total number of shares outstanding, which resulted in the per share stock price being increased on an adjusted basis as compared to historical financial data. The summary data in the following tables presents data derived from the consolidated financial statements for the years ended December 31, 2023, 2022 and 2021 on a reported and as revised basis to reflect the impact of the reverse stock split. The following tables do not give effect to the issuance of convertible preferred stock and warrants issued subsequent to March 31, 2024.
As Reported

	Year Ended December 31,
	2023	2022	2021
Basic net loss per share computation:
Net loss	$(1,070,095)	$(282,219)	$(134,434)
Weighted-average common shares outstanding	5,259,595	5,167,081	5,026,420
Basic net loss per share	$(0.20)	$(0.05)	$(0.03)
Diluted net loss per share computation:
Net loss per above	$(1,070,095)	$(282,219)	$(134,434)
Weighted-average common shares outstanding	5,259,595	5,167,081	5,026,420
Incremental shares for convertible promissory note warrants and stock options(1)	—	—	—
Diluted net loss per share	$(0.20)	(0.05)	$(0.03)
Shares of common stock issued and outstanding at year end	5,315,581	5,256,177	5,136,177

As Adjusted for the Reverse Stock Split

	Year Ended December 31,
	2023	2022	2021
Basic net loss per share computation:
Net loss	$(1,070,095)	$(282,219)	$(134,434)
Weighted-average common shares outstanding	657,449	645,885	628,303
Basic net loss per share	$(1.63)	$(0.44)	$(0.21)
Diluted net loss per share computation:
Net loss per above	$(1,070,095)	$(282,219)	$(134,434)
Weighted-average common shares outstanding	657,449	645,885	628,303
Incremental shares for convertible promissory note warrants and stock options(1)	—	—	—
Diluted net loss per share	$(1.63)	(0.44)	$(0.21)
Shares of common stock issued and outstanding at year end	664,448	657,022	642,022

(1)	The historical periods presented did not have any incremental shares that were issued for convertible promissory note warrants or stock options for the periods presented.

As Reported

	Three Months Ended
	March 31, 2024	September 30, 2023	June 30, 2023	March 31, 2023	September 30, 2022	June 30, 2022	March 31, 2022
Basic net income per share computation:
Net income	$138,087	$ (2,110,178)	$343,361	$277,491	$(134,237)	$(87,766)	$(40,656)
Weighted-average common shares outstanding	5,315,581	5,256,177	5,256,177	5,256,177	5,136,177	5,136,177	5,136,177
Basic net income per share	$0.03	$(0.40)	$0.07	$0.05	$(0.03)	$(0.02)	$(0.01)
Diluted net income per share computation:
Net income per above	$138,087	$ (2,110,178)	$343,361	$277,491	$(134,237)	$(87,766)	$(40,656)
Weighted-average common shares outstanding	5,315,581	5,256,177	5,256,177	5,256,177	5,136,177	5,136,177	5,136,177
Total adjusted weighted-average shares	5,315,581	5,256,177	5,256,177	5,256,177	5,136,177	5,136,177	5,136,177
Diluted net income per share	$0.03	$(0.40)	$0.07	$0.05	$(0.03)	$(0.02)	$(0.01)
Shares of common stock issued and outstanding at period end	5,315,581	5,256,177	5,256,177	5,256,177	5,136,177	5,136,177	5,136,177

As Adjusted for the Reverse Stock Split

	Three Months Ended
	March 31, 2024	September 30, 2023	June 30, 2023	March 31, 2023	September 30, 2022	June 30, 2022	March 31, 2022
Basic net income per share computation:
Net income	$138,087	$(2,110,178)	$343,361	$277,491	$(134,237)	$(87,766)	$(40,656)
Weighted-average common shares outstanding	664,448	657,022	657,022	657,022	642,022	642,022	642,022
Basic net income per share	$0.21	$(3.21)	$0.52	$0.42	$(0.21)	$(0.14)	$(0.06)
Diluted net income per share computation:
Net income per above	$138,087	$(2,110,178)	$343,361	$277,491	$(134,237)	$(87,766)	$(40,656)
Weighted-average common shares outstanding	664,448	657,022	657,022	657,022	642,022	642,022	642,022
Total adjusted weighted-average shares	664,448	657,022	657,022	657,022	642,022	642,022	642,022
Diluted net income per share	$0.21	$(3.21)	$0.52	$0.42	$(0.21)	$(0.14)	$(0.06)
Shares of common stock issued and outstanding at period end	664,448	657,022	657,022	657,022	642,022	642,022	642,022

USE OF PROCEEDS
Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things, debt repayment, working capital and capital expenditures. We may also use such proceeds to fund acquisitions of businesses or product lines that complement our current or any acquired business. We may set forth additional information on the use of net proceeds from the sale of the securities we offer under this prospectus in a prospectus supplement related to a specific offering.
We will not receive any proceeds from the resale of our common stock, preferred stock or warrants by selling securityholders.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of QXO’s capital stock and important provisions of Amended and Restated Charter and Amended and Restated Bylaws (the “Amended and Restated Bylaws”). This summary does not purport to be complete and is subject to and qualified by QXO’s Amended and Restated Charter and Amended and Restated Bylaws and by the provisions of applicable law.
QXO’s authorized capital stock is comprised of 2,010,000,000 shares, consisting of (i) 2,000,000,000 shares of QXO’s common stock, par value $0.00001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by QXO’s board of directors.
As of July 26, 2024, there were 409,430,195 outstanding shares of the Company’s common stock and 1,000,000 outstanding shares of Convertible Preferred Stock (as defined below).
Common Stock
Holders of our common stock are entitled to the rights set forth below.
Voting Rights
The holders of QXO common stock are entitled to one vote per share on all matters submitted to a vote of QXO’s stockholders (including the election or removal of directors), and do not have cumulative voting rights. Except as otherwise provided in the Amended and Restated Charter or as required by law, all matters to be voted on by QXO’s stockholders will be approved if votes cast in favor of the matter exceed the votes cast opposing the matter at a meeting at which a majority of the outstanding shares entitled to vote on such matter is represented in person or by proxy.
Dividend Rights
Holders of QXO common stock will share equally in any dividends that may be declared by QXO’s board of directors out of assets or funds legally available therefor, subject to the rights of the holders of any outstanding preferred stock.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of QXO’s affairs, holders of QXO common stock would be entitled to share ratably in QXO’s assets that are legally available for distribution to stockholders. If QXO has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, QXO must pay the applicable distribution to the holders of its preferred stock before it may pay distributions to the holders of QXO common stock.
Other Rights
Holders of QXO common stock do not have preemptive, subscription, redemption or conversion rights. All outstanding shares of QXO common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of QXO common stock will be subject to those of the holders of any shares of preferred stock that QXO may issue in the future.
Registration Rights
Registration Rights Agreement
On June 6, 2024, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”), among the Company, Jacobs Private Equity II, LLC and the other investors party thereto, pursuant to which, among other things, the holders of (i) an aggregate of 1,000,000 shares of Convertible Perpetual Preferred Stock of the Company, par value $0.001 per share (the “Convertible Perpetual Preferred Stock”), which were initially convertible into an aggregate of 219,010,074 shares of QXO common stock at an initial conversion price of $4.566 per share, and (ii) warrants initially exercisable for an aggregate of 219,010,074 shares of QXO common stock (the “Warrants,” and together with the Convertible Perpetual Preferred Stock, the “Securities”) have been provided with certain rights to cause the Company to register the sale of shares of Convertible Perpetual Preferred Stock, Warrants and shares of QXO common stock issued or issuable upon conversion of the Convertible Perpetual Preferred Stock or upon exercise of the Warrants, in each case other than any such securities that are then freely transferable without registration pursuant to Rule 144 under the Securities Act without limitation as to volume, manner of sale or other restrictions under Rule 144. Securities that are subject to registration under the Registration Rights Agreement as provided above are referred to as “Registrable Securities.”
Demand Registration. The holder or holders of Registrable Securities holding Registrable Securities constituting, in the aggregate, no less than a majority of the total number of Registrable Securities may request that the Company register the sale of such securities under the Securities Act. Such majority holders may request a total of ten demand registrations.
Shelf Registration. At a time when the Company is eligible to use a registration statement on Form S-3, the holder or holders of Registrable Securities holding Registrable Securities constituting, in the aggregate, no less than a majority of the total number of Registrable Securities may request that the Company register the sale of such securities under the Securities Act on a delayed or continuous basis. A holder of Registrable Securities included in such registration statement may initiate an unlimited number of shelf takedowns, except the Company is not required to effect a shelf takedown in certain specified situations.
Piggyback Registration. If the Company registers its securities on a registration statement, the Company must give each investor prompt written notice thereof (subject to certain exceptions). The Company must then include on such registration statement all Registrable Securities requested to be included therein (subject to certain exceptions).
Subject to certain exceptions, all expenses incurred in connection with the registration or sale of the Registrable Securities will be borne by the Company.
The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.7 hereto and is hereby incorporated by reference.
Purchase Agreements
On June 13, 2024, QXO entered into purchase agreements with certain institutional and accredited investors named therein, pursuant to which QXO agreed to issue and sell in a private placement an aggregate of 340,932,212 shares of the Company’s common stock at a purchase price of $9.14 per share and pre-funded warrants to purchase 42,000,000 shares of the Company’s common stock (the “Warrant Shares”), at a purchase price of $9.13999 per warrant.
On July 22, 2024, QXO entered into additional purchase agreements with certain institutional and accredited investors named therein, pursuant to which QXO agreed to issue and sell in a private placement an aggregate of 67,833,699 shares of the Company’s common stock at a purchase price of $9.14 per share.
The purchase agreements provide certain registration rights, pursuant to which QXO has agreed to register the resale of shares of the Company’s common stock issued and sold pursuant to the purchase agreements and the Warrant Shares. The Company is required to use commercially reasonable efforts to file a registration statement with the SEC covering the resale by the investors of such shares of common stock and the Warrant Shares within 15 business days following the closing of the applicable private placement.
The foregoing descriptions of the purchase agreements is not complete and is qualified in its entirety by reference to the complete text of the forms of the purchase agreements, copies of which are filed as exhibits hereto.
Preferred Stock
QXO’s board of directors is authorized to provide for one or more series of preferred stock and to fix the terms of such preferred stock, including the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preferences and to fix the number of shares to be included in any such series without any further vote or action by QXO’s stockholders. Any preferred stock so issued may rank senior to QXO’s common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of QXO without further action by the stockholders and may adversely affect the voting and other rights of the holders of QXO common stock.
Convertible Preferred Stock
The following is a summary of the material terms of the Company’s convertible perpetual preferred stock (the “Convertible Preferred Stock”) as contained in the Certificate of Designation of Convertible Perpetual Preferred Stock of the Company (the “Certificate of Designation”). The following description of the Convertible Preferred Stock is not complete and is qualified in its entirety by reference to the complete text of the Certificate of Designation, a copy of which is filed as Exhibit 4.3 hereto and is hereby incorporated by reference.
Authorized Shares and Liquidation Preference
The Company has designated 1,000,000 authorized shares of Preferred Stock as Convertible Preferred Stock. Each share of Convertible Preferred Stock has an initial liquidation preference of $1,000 per share, for an aggregate initial liquidation preference of $1,000,000,000.
Ranking
The Convertible Preferred Stock ranks, with respect to dividend rights and distribution of assets upon liquidation, winding-up or dissolution, senior to the Company’s common stock and each other class or series of capital stock, whether outstanding or established after the date of issuance of the Convertible Preferred Stock, the terms of which do not expressly provide that it ranks senior to or on a parity with the Convertible Preferred Stock as to payment of dividends and distribution of assets upon liquidation, winding-up or dissolution. The Convertible Preferred Stock ranks on a parity with or junior to each class or series of capital stock, the terms of which expressly provide for a pari passu or senior ranking, respectively, relative to the Convertible Preferred Stock.
Dividends
Dividends on the Convertible Preferred Stock are payable quarterly, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of the assets legally available for the payment of dividends, on the 15th calendar day (or the following business day if the 15th is not a business day) of January, April, July and October of each year at the rate per annum of 9% per share on the then-applicable liquidation preference (subject to the following paragraph). The amount of dividends payable for any period that is shorter or longer than a full quarterly dividend period, other than for the period commencing on the issuance date and ending on the first date after issuance on which the Convertible Preferred Stock would be entitled to a dividend payment, will be computed on the basis of a 360-day year consisting of twelve 30-day months.
In the event that the Company pays dividends on shares of its common stock in any dividend period with respect to the Convertible Preferred Stock, then the dividend payable in respect of each share of Convertible Preferred Stock for such period will be equal to the greater of (a) the amount otherwise payable in respect of such share of Convertible Preferred Stock in accordance with the foregoing paragraph and (b) the product of (i) the aggregate dividends payable per share of the Company’s common stock in such dividend period multiplied by (ii) the number of shares of the Company’s common stock into which such share of Convertible Preferred Stock is then convertible.
A dividend period with respect to a dividend payment date is the period commencing on the preceding dividend payment date or, if none, the date of original issuance, and ending on the day immediately prior to the next dividend payment date.
The Company will make each dividend payment on the Convertible Preferred Stock in cash.
Accretion
If the Company is unable, or otherwise fails, to pay dividends in cash and in full on the Convertible Preferred Stock on any dividend payment date, the then-applicable liquidation preference on each share of Convertible Preferred Stock will be increased automatically as of the first day of the immediately succeeding dividend period by the amount of the unpaid dividends. The amount of dividends payable for any dividend period following a non-payment of dividends will be calculated on the basis of the liquidation preference of each share of Convertible Preferred Stock, including such accreted dividends, determined as of the first day of the relevant dividend period. The Company may pay all or a portion of any dividends so accreted on any regular dividend payment date, or any other date fixed by the Board of Directors of the Company or a duly authorized committee thereof.
Payment Restrictions
No dividends or other distributions may be declared or paid on any capital stock of the Company ranking on a parity with or junior to the Convertible Preferred Stock (including the Company’s common stock), other than dividends and distribution payable solely in stock and cash paid in lieu of fractional shares, and no such capital stock may be redeemed or repurchased by or on behalf of the Company, unless all accrued and unpaid dividends have been paid on the Convertible Preferred Stock and any capital stock of the Company ranking on a parity with the Convertible Preferred Stock. Notwithstanding the foregoing, if full dividends have not been paid on the Convertible Preferred Stock and any parity stock, dividends may be declared and paid on the Convertible Preferred Stock and such parity stock so long as the dividends are declared and paid pro rata.
Liquidation
In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Convertible Preferred Stock will be entitled, before any distribution to the holders of shares of the Company’s common stock or any other junior capital stock, and subject to the rights of the Company’s creditors, to receive an amount equal to the greater of (a) the aggregate accreted liquidation preference on their shares of Convertible Preferred Stock plus an amount equal to any accrued and unpaid dividends (whether or not declared) for the then-current dividend period and (b) the payment or distribution to which such holders would have been entitled if their shares of Convertible Preferred Stock were converted into shares of Common Stock immediately before such liquidation, dissolution or winding-up (without accounting for the accreted liquidation preference otherwise payable).
Voting Rights
Holders of Convertible Preferred Stock will vote together with the holders of the Company’s common stock on an “as-converted” basis on all matters, except as otherwise required by law. In addition, the approval of the holders of at least a majority of the outstanding shares of the Convertible Preferred Stock, voting separately as a single class, will be required (a) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Designation, (b) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws if such amendment, alteration or repeal would have an adverse effect on the powers, preferences, privileges or rights of the holders of the Convertible Preferred Stock, (c) to authorize, create, issue or increase the authorized amount of, or issue or authorize any obligation or security convertible into exchangeable for or evidencing a right to purchase, any capital stock of the Company ranking on a parity with or senior to the Convertible Preferred Stock, (d) to reclassify any authorized capital stock of the Company into any parity stock or senior stock, or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any parity stock or senior stock, or (e) for any increase or decrease in the authorized number of shares of Convertible Preferred Stock or the issuance of shares of Convertible Preferred Stock after the date of issuance of the Convertible Preferred Stock.
Conversion
The Convertible Preferred Stock is convertible at any time, in whole or in part, at the option of the holder thereof into a number of shares of the Company’s common stock equal to the then-applicable liquidation preference divided by the then-applicable conversion price, which, as of the date of this prospectus, is $4.566 per share of the Company’s common stock.
The Convertible Preferred Stock has the benefit of customary anti-dilution adjustments.
Redemption
The Convertible Preferred Stock is not redeemable or subject to any required offer to purchase.

Warrants
The summary of the material terms of the warrants issued by the Company on June 6, 2024 (the “Warrants”) below is qualified in its entirety by reference to the forms of Warrant Certificate, copies of which are attached as Exhibits 4.4, 4.5 and 4.6 to registration statement of which this prospectus forms a part.
As of the date of this prospectus, the aggregate number of shares of the Company’s common stock subject to the Warrants is 219,010,074 shares. The Warrants are exercisable at the option of the holder at any time until June 6, 2034.
As of the date of this prospectus, the Warrants have an exercise price of $4.566 per share of the Company’s common stock with respect to 50% of the Warrants, $6.849 per share of the Company’s common stock with respect to 25% of the Warrants, and $13.698 per share of the Company’s common stock with respect to the remaining 25% of the Warrants.
Cashless Exercise Option
Each Warrant may be exercised, in whole or in part, at any time or times on or after the issuance date and on or before the expiration date at the election of the holder (in such holder’s sole discretion) by means of a “cashless exercise” in which the holder will be entitled to receive a number of shares of the Company’s common stock equal to the quotient of the product of the Closing Sale Price (as defined in the Warrant Certificate) of a share of the Company’s common stock on the trading day immediately preceding the date on which the holder elects to exercise its Warrant, less the adjusted exercise price, multiplied by the number of shares of the Company’s common stock issuable upon exercise of such Warrant, divided by the aforementioned Closing Sale Price of a share of the Company’s common stock on the trading day immediately preceding the date on which the holder elects to exercise its Warrant.
Voting Rights and Dividends
Holders of the Warrants (in their capacity as such) will not be entitled to any rights of a stockholder of the Company, including the right to vote or to consent with respect to any matter or to receive dividends, prior to exercising their Warrants.
Pre-Funded Warrants
As of the date of this prospectus, the Company has outstanding pre-funded warrants (the “Pre-Funded Warrants”) to purchase 42,000,000 shares of the Company’s common stock.
The Pre-Funded Warrants are exercisable at any time after the date of issuance at an exercise price of $0.00001 per share. A holder of Pre-Funded Warrants may not exercise the Pre-Funded Warrants if the holder, together with its affiliates and any other person whose beneficial ownership would be aggregated with such holder, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage by providing at least 61 days’ prior notice to the Company.
Certain Corporate Anti-Takeover Provisions
Certain provisions in our Amended and Restated Charter and Amended and Restated Bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including attempts that might result in a premium being paid over the market price for shares held by stockholders.
Election and Removal of Directors
Our Amended and Restated Charter provides that, subject to the rights of the holders of any series of preferred stock, our directors are elected at an annual meeting of stockholders for terms expiring at the next annual meeting of stockholders. Subject to the rights of the holders of any series of preferred stock, any director may be removed, with or without cause, at any time, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors.

Action by Written Consent; Special Meetings of Stockholders
Pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”), any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such written consent or consents are delivered in accordance with Section 228 of the DGCL.
Our Amended and Restated Charter provides that, subject to the rights of the holders of any series of preferred stock, special meetings of our stockholders may be called at any time only by or at the direction of the chair of the board of directors, the lead independent director (if one has been appointed) or our board of directors pursuant to a resolution adopted by a majority of the board of directors.
Advance Notice Procedures
Our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Our Amended and Restated Bylaws may have the effect of precluding the conduct of certain business proposals or nominations at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
Authorized but Unissued Shares
Our authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, our board of directors may by resolution establish one or more series of preferred stock and fix the rights, powers (including voting powers) and preferences, and the qualifications, limitations and restrictions thereof, of each such series, and may issue shares of any such series of preferred stock from time to time. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Limitations on Liability and Indemnification of Officers and Directors
Our Amended and Restated Charter eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our Amended and Restated Charter also provides that we will provide our directors and officers with customary rights to indemnification and advancement of expenses.
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s common stock is Equiniti Trust Company, LLC.

DESCRIPTION OF THE DEBT SECURITIES
The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.
We may issue debt securities from time to time in one or more series. The debt securities will be general obligations of the Company. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured senior or subordinated basis, jointly and severally, by guarantors, if any. In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures between us and a trustee. A copy of the form of indenture has been filed as an exhibit to the registration statement filed with the SEC. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture, including the definition of certain terms used below. You should refer to the indenture for the complete terms of the debt securities.
General
The debt securities will represent direct, general obligations of the Company and:
•	may rank equally with other unsubordinated debt or may be subordinated to other debt we have or may incur;
•	may be issued in one or more series with the same or various maturities;
•	may be issued at a price of 100% of their principal amount or at a premium or discount;
•	may be issued in registered form and certificated or uncertificated form; and
•
may be represented by one or more global debt securities registered in the name of a designated depositary’s nominee, and if so, beneficial interests in the global debt securities will be shown on and transfers will be made only through records maintained by the designated depositary and its participants.

The aggregate principal amount of debt securities that we may authenticate and deliver is unlimited. Subject to limitations contained in the indenture, we may from time to time, without notice to or the consent of the holders of a series of debt securities, issue additional debt securities of any such series on the same terms and conditions as the debt securities of such series, except for any differences in the issue price and, if applicable, the initial interest accrual date and interest payment date; provided that if the additional debt securities are not fungible with the debt securities of such series for U.S. federal income tax purposes, such additional debt securities will have one or more separate CUSIP numbers. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:
•
the title of the debt securities of the series (which will distinguish the debt securities of that particular series from the debt securities of any other series) and ranking (including the terms of any subordination provisions);

•	the price or prices of the debt securities of the series at which such debt securities will be issued;
•	whether the debt securities are entitled to the benefit of any guarantee by any guarantor;
•
any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other debt securities of the series);

•	the date or dates on which the principal and premium with respect to the debt securities of the series are payable;

•	the person to whom any interest on a security of the series shall be payable if other than the person in whose name that security is registered at the close of business on the record date;
•
the rate or rates (which may be fixed or variable) at which the debt securities of the series will bear interest (if any) or the method of determining such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index), the date or dates from which such interest, if any, will accrue, the interest payment dates on which such interest, if any, will be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of securities in registered form), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•
the currency or currencies in which debt securities of the series will be denominated and/or in which payment of the principal, premium, if any, and interest of any of the securities shall be payable, if other than U.S. dollars, the place or places, if any, in addition to or instead of the corporate trust office of the trustee (in the case of securities in registered form) where the principal, premium and interest, if any, with respect to debt securities of the series will be payable, where notices and demands to or upon us in respect of the debt securities and the indenture may be delivered, and the method of such payment, if by wire transfer, mail or other means;

•
the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•
the obligation or right, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

•
the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for any issuer’s common stock, preferred stock, depositary shares, other debt securities or warrants for common stock, preferred stock, depositary shares, indebtedness or other securities of any kind and the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

•	if other than minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof, the denominations in which debt securities of the series will be issuable;
•
if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•
if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in U.S. dollars;

•	any changes or additions to the provisions of the indenture dealing with defeasance;
•
if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•
the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral and any corresponding changes to provisions of the indenture as then in effect;

•
any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest, if any, with respect to such debt securities due and payable;

•
if the debt securities of the series will be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depositary (as defined in the applicable prospectus supplement) for such global security and the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to in the indenture;

•	any trustee, authenticating or paying agent, transfer agent or registrar or any other agent with respect to the debt securities;
•
the applicability of, and any addition to, deletion of or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers or sales of assets;

•
the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination;
•	with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee;
•	any provisions granting special rights to holders when a specified event occurs;
•	any co-issuer;
•
the place or places where the principal of and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means; and

•	any other terms of the debt securities of the series (which terms will not be prohibited by the provisions of the indenture).
The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates, including those applicable to:
•
debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities);

•	debt securities with respect to which principal or interest is payable in a foreign or composite currency;
•
debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates or original issue discount debt securities; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.
Unless otherwise provided in the applicable prospectus supplement, securities in registered form may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith.
All funds that we pay to a paying agent for the payment of principal, premium or interest with respect to any debt securities that remain unclaimed at the end of two years after that principal, premium or interest will have become due and payable will be repaid to us, and the holders of those debt securities or any related coupons will thereafter look only to us for payment thereof.

Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A global security will be deposited with, or on behalf of, a depositary, which will be identified in the prospectus supplement relating to such debt securities. Global securities may be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or any nominee of such successor.
The terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such debt securities. We anticipate that the following provisions will generally apply to depositary arrangements, in all cases subject to any restrictions or limitations described in the prospectus supplement relating to such debt securities.
Upon the issuance of a global security, the depositary for such global security will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with the depositary. Such accounts will be designated by the dealers or underwriters with respect to such debt securities or, if such debt securities are offered and sold directly by us or through one or more agents, by us or such agents. Ownership of beneficial interests in a global security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.
So long as the depositary for a global security, or its nominee, is the registered owner or holder of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any of such debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.
Payments of principal, premium and interest with respect to individual debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner or holder of such global security. Neither we, the trustee, any paying agent or registrar for such debt securities nor any agent of ours or the trustee will have any responsibility or liability for:
•
any aspect of the records relating to or payments made by the depositary, its nominee or any participants on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests;

•	the payment to the owners of beneficial interests in the global security of amounts paid to the depositary or its nominee; or
•	any other matter relating to the actions and practices of the depositary, its nominee or its participants.
Neither we, the trustee, any paying agent or registrar for such debt securities nor any agent of ours or the trustee will be liable for any delay by the depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the global security, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes.
We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive global security representing any of such debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security, as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in “street name.” Such payments will be the responsibility of such participants.
If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary, we will appoint a successor depositary. If a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, we may at any time and in our sole discretion determine to no longer have debt securities of a series represented by a global security and, in such event, will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. Furthermore, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (if the debt securities are issuable as securities in registered form). Individual debt securities of such series so issued generally will be issued as securities in registered form in minimum denominations, unless otherwise specified by us, of $2,000 and any integral multiples of $1,000 in excess thereof if the debt securities are issuable as securities in registered form.
Certain Covenants
If debt securities are issued, the indenture, as supplemented for a particular series of debt securities, will contain certain covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement. The specific terms of the covenants, and summaries thereof, will be set forth in the prospectus supplement relating to such series of debt securities.
Subordination
Debt securities of a series and any guarantees, may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries, except to the extent such subsidiary is a guarantor of such series of debt securities.
Events of Default
Each of the following will constitute an event of default under the form of indenture with respect to any series of debt securities:
•	default in payment of the principal amount of the debt securities of that series, when such amount becomes due and payable at maturity, upon acceleration, required redemption or otherwise;
•	failure to pay interest on the debt securities of that series within 30 days of the due date;
•	failure to comply with the obligations described under “— Mergers and Sales of Assets” below;
•
failure to comply for 90 days after notice with any of our other agreements in the debt securities of that series or the indenture or supplemental indenture related to that series of debt securities; or

•	certain events of bankruptcy, insolvency or reorganization affecting us.
A prospectus supplement may omit, modify or add to the foregoing events of default.
An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. A default under the fourth bullet above will not constitute an event of default until the trustee or the holders of 30% in principal amount of the outstanding debt securities of such series notify us of the default and we do not cure such default within the time specified after receipt of such notice.
If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to a particular series of debt securities, either the trustee or the holders of not less than 30% in aggregate principal amount of the debt securities of that series then outstanding by written notice to us (and to the trustee if such notice is given by the holders), may declare the principal amount of (or in the case of original issue discount debt securities, the portion thereby specified in the terms thereof), and accrued interest on the debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the principal amount of, and accrued interest on the debt securities of that series will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount plus accrued and unpaid interest of each affected series of debt securities so declared due and payable.
The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding by notice to the trustee under the indenture may on behalf of the holders of all of such series of debt securities waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of such series.
Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default will occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture or debt securities at the request or direction of any of the holders of any series of debt securities, unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of debt securities. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of such series of debt securities or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee is entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.
Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of debt securities of a series has any right to institute any proceeding with respect to the indenture or debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:
•	such holder has previously given to the trustee written notice of a continuing event of default with respect to such series of debt securities;
•
the holder or holders of at least 30% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered security or indemnity satisfactory to the trustee against any loss, liability or expense, to the trustee to institute such proceeding as trustee; and

•
the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a debt security of such series for the enforcement of payment of the principal, premium, if any, or interest on such debt security on or after the applicable due date specified in such debt security.
The indenture provides that if a default with respect to a series of debt securities occurs and is continuing and is known to the trustee, the trustee must send to each holder of such debt securities notice of the default within 90 days after it occurs. Except in the case of a default in the payment of the principal or premium, if any, upon acceleration, redemption or otherwise with respect to any debt security of a series when such amount becomes due and payable, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders.
The indenture requires us to furnish to the trustee, within 120 days after the end of each fiscal year, a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute a default; provided, however, that failure to provide such written notice will not in and of itself result in a default under the indenture.
Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.
Modification and Waiver
Subject to certain exceptions, modifications and amendments of the indenture, any supplemental indenture and any series of debt securities may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series affected by such modification or amendment.
No such modification or amendment may, without the consent of each holder affected thereby:
•	reduce the percentage of principal amount of the outstanding debt securities, the consent of whose holders is required for any amendment;
•	reduce the principal amount of, or interest on, or extend the Stated Maturity or interest payment periods of, any debt securities;
•	change the provisions applicable to the redemption of any debt securities;
•	make any debt securities payable in money or securities other than those stated in the debt securities;
•
impair the contractual right of any holder of the debt securities to receive payment of principal of and interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

•
except as otherwise provided as described under “— Satisfaction and Discharge” and “— Defeasance” herein, release any security or guarantee that may have been granted with respect to any debt securities;

•
in the case of any subordinated securities, or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under such provisions (including any contractual subordination of senior unsubordinated debt securities); or

•	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.
Without the consent of any holder, we and the trustee may amend the indenture for one or more of the following purposes:
•	to cure any ambiguity, omission, defect or inconsistency;
•
to surrender any right or power conferred upon the Company by the indenture, to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as the board of directors of the Company will consider to be for the protection of the holders of such debt securities, and to make the occurrence, or the occurrence and continuance, of a default in respect of any such additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture; provided, however that with respect to any such additional covenant, restriction, condition or provision, such amendment may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of the debt securities of any series to waive such default;

•	to provide for the assumption by a successor company of the obligations of the Company under the indenture;
•	to add guarantees with respect to the debt securities or to secure the debt securities;
•	to make any change that does not adversely affect in any material respect the rights of any holder of the debt securities;
•
to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture will (a) neither apply to any debt securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt securities with respect to the benefit of such provision or (b) become effective only when there is no such debt securities outstanding;

•
to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee;

•
in the case of subordinated debt securities, to make any change in the provisions of the indenture or any supplemental indenture relating to subordination that would limit or terminate the benefits available to any holder of senior Indebtedness under such provisions (but only if each such holder of senior Indebtedness consents to such change);

•	to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;
•	to conform any provision in the indenture or the debt securities to the description of any debt securities in an offering document;
•	to approve a particular form of any proposed amendment;
•	to provide for the issuance of additional debt securities of any series;
•	to establish the form or terms of debt securities and coupons of any series pursuant to the indenture;
•	to comply with the rules of any applicable depositary;
•
to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities; provided, however, that (a) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders of debt securities to transfer debt securities; or

•
to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect, in any material respect, the interests of any holders of debt securities of any series.

Mergers and Sales of Assets
The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease in one transaction or a series of related transactions, directly or indirectly, all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not the Company, is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; (iii) the resulting, surviving or transferee person, if not the Company, expressly assumes by supplemental indenture in a form satisfactory to the trustee all of our obligations under the debt securities and the indenture; and (iv) we or the successor person has delivered to the trustee the certificates and opinions of counsel required under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

Satisfaction and Discharge of the Indenture; Defeasance
Unless otherwise provided for in the prospectus supplement, the indenture will generally cease to be of any further effect with respect to a series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of such series (with certain limited exceptions) or (b) all debt securities and coupons of such series not theretofore delivered to the trustee for cancellation will have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we will have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such debt securities and coupons (and if, in either case, we will also pay or cause to be paid all other sums payable under the indenture by us).
In addition, we will have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.
The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.
Regarding the Trustee
The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee may exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict, apply to the SEC for permission to continue, or resign.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES
General
We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we determine to do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as more fully described below.
The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).
The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.
The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary receipt will be filed as exhibits to the documents incorporated or deemed to be incorporated by reference into this prospectus.
The following summary of certain provisions of the depositary shares and deposit agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the deposit agreement and the applicable prospectus supplement, including the definitions.
Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.
Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.
Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.
In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.
The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption of Depositary Shares
If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.
After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.
Voting the Underlying Preferred Stock
Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.
Withdrawal of Stock
Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby will be entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder or upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.
Amendment and Termination of a Deposit Agreement
The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.
Charges of Depositary
We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.
The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary will also act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF THE WARRANTS
The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of common stock, preferred stock, debt securities or depositary shares. Warrants may be issued independently or together with common stock, preferred stock, debt securities or depositary shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.
Debt Warrants
The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:
•	the title of such debt warrants;
•	the offering price for such debt warrants, if any;
•	the aggregate number of such debt warrants;
•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;
•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;
•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;
•
the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material United States federal income tax considerations;
•	the antidilution or adjustment provisions of such debt warrants, if any;
•	the redemption or call provisions, if any, applicable to such debt warrants; and
•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.
Stock Warrants
The prospectus supplement relating to any particular issue of common stock warrants, preferred stock warrants or depositary share warrants will describe the terms of such warrants, including the following:
•	the title of such warrants;
•	the offering price for such warrants, if any;
•	the aggregate number of such warrants;

•	the designation and terms of the offered securities purchasable upon exercise of such warrants;
•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;
•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;
•	the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material United States federal income tax considerations;
•	the antidilution provisions of such warrants, if any;
•	the redemption or call provisions, if any, applicable to such warrants; and
•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF THE RIGHTS
We may issue rights to purchase our common stock. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, which we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.
The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:
•	the date of determining the security holders entitled to the rights distribution;
•	the aggregate number of rights issued and the aggregate number of shares of common stock purchasable upon exercise of the rights;
•	the exercise price;
•	the conditions to completion of the rights offering;
•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and
•	any applicable federal income tax considerations.
Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.
If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF THE PURCHASE CONTRACTS
We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities, shares of common stock or preferred stock, depositary shares, government securities, or other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts and, in certain circumstances, we may deliver a newly issued prepaid purchase contract, which is referred to as a “prepaid security,” upon release to a holder of any collateral securing such holder’s obligations under the original contract.
The prospectus supplement related to any particular purchase contracts and, if applicable, prepaid security, will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, and, if applicable, the prepaid securities and the documents pursuant to which such prepaid securities will be issued, a discussion, if appropriate, of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF THE UNITS
We may, from time to time, issue units comprised of one or more of certain other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.
Any prospectus supplement related to any particular units will describe, among other things:
•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	if applicable, the prepaid securities and the documents pursuant to which such prepaid securities will be issued;
•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;
•	if appropriate, any special United States federal income tax considerations applicable to the units; and
•	any material provisions of the governing unit agreement that differ from those described above.

SELLING SECURITYHOLDERS
Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we will make with the SEC which will be incorporated into this prospectus by reference.

PLAN OF DISTRIBUTION
We or selling securityholders may offer and sell the securities in any one or more of the following ways:
•	to or through underwriters, brokers or dealers;
•	directly to one or more other purchasers;
•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or
•	otherwise through a combination of any of the above methods of sale.
In addition, we or selling securityholders may enter into option, share lending or other types of transactions that require us or such selling securityholders, as applicable, to deliver securities to an underwriter, broker or dealer, who will then resell or transfer the securities under this prospectus. We or selling securityholders may also enter into hedging transactions with respect to our securities. For example, we or selling securityholders may:
•	enter into transactions involving short sales of the securities by underwriters, brokers or dealers;
•	sell securities short and deliver the securities to close out short positions;
•	enter into option or other types of transactions that require us to deliver securities to an underwriter, broker or dealer, who will then resell or transfer the securities under this prospectus; or
•	loan or pledge the securities to an underwriter, broker or dealer, who may sell the loaned securities or, in the event of default, sell the pledged securities.
Any selling securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus.
We or selling securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or such selling securityholders or borrowed from us, such selling securityholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or such selling securityholders in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or selling securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of such selling securityholders, as applicable, or in connection with a concurrent offering of other securities.
Each time we or selling securityholders sell securities, we or selling securityholders will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:
•	the purchase price of the securities and the proceeds we and/or such selling securityholders will receive from the sale of the securities;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;
•	any commissions allowed or paid to agents;
•	any other offering expenses;
•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;
•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and
•	any other information we think is important.
If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us or selling securityholders in one or more transactions:
•	at a fixed price or prices that may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices;
•	at varying prices determined at the time of sale; or
•	at negotiated prices.
Such sales may be effected:
•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in transactions in the over-the-counter market;
•
in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or
•	through other types of transactions.
The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.
The selling securityholders might not sell any securities under this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. Any shares of our common stock offered under this prospectus will be listed on Nasdaq (or other such exchange or automated quotation system on which the common stock is listed), subject to official notice of issuance.
The securities may be sold directly by us or selling securityholders, or through agents designated by us or such selling securityholders, as applicable, from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or such selling securityholders, as applicable, to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling securityholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:
•	commercial and savings banks;
•	insurance companies;
•	pension funds;
•	investment companies; and
•	educational and charitable institutions.
In all cases, these purchasers must be approved by us or by such selling securityholders. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we or selling securityholders must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
Some of the underwriters, dealers or agents used by us or selling securityholders in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us and/or such selling securityholders, as applicable, or affiliates of ours and/or such selling securityholders, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us and/or selling securityholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us and/or such selling securityholders for certain expenses.
Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.
Any underwriters to which offered securities are sold by us or selling securityholders for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.
The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.
To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
The consolidated financial statements of QXO, Inc. (f/k/a SilverSun Technologies, Inc.) appearing in QXO, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Common Stock
Joint-Bookrunners and Managers

Morgan Stanley	Goldman Sachs & Co. LLC

April 16, 2025